                           ASSET PURCHASE AGREEMENT



                                 by and among


                               Leap Group, Inc.


                               Rayco Group, Inc.


                               Anna Radzievsky,


                                Yuri Radzievsky


                                      and


                          Y.A.R. Communications, Inc.



                             Dated April 15, 1997

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
1.   SALE AND PURCHASE OF THE PURCHASED ASSETS..............................   1
     1.1  Purchased Assets..................................................   1
     1.2  Excluded Assets...................................................   2
     1.3  Purchase Price....................................................   3
     1.4  Escrowed Funds....................................................   3
     1.5  Closing...........................................................   3
     1.6  Closing Deliveries................................................   3
     1.7  Earn Out..........................................................   5
     1.8  Accounting Procedures.............................................   9
     1.9  Third Party Consents..............................................  11

2.   ASSUMPTIONS OF LIABILITIES AND CONTRACTS...............................  11
     2.1  Assumed Liabilities...............................................  11
     2.2  Excluded Liabilities..............................................  12

3.   REPRESENTATIONS AND WARRANTIES
          OF THE COMPANY AND THE SHAREHOLDERS...............................  12
     3.1  Organization and Good Standing....................................  13
     3.2  Authority; No Conflict............................................  13
     3.3  Financial Statements..............................................  14
     3.4  Books and Records.................................................  14
     3.5  Title to Properties; Encumbrances.................................  15
     3.6  Condition and Sufficiency of Assets...............................  15
     3.7  Accounts Receivable...............................................  15
     3.8  Work in Process...................................................  16
     3.9  No Undisclosed Liabilities........................................  16
     3.10 Taxes.............................................................  16
     3.11 No Material Adverse Change........................................  18
     3.12 Employee Benefits.................................................  18
     3.13 Compliance with Legal Requirements; Governmental Authorizations...  21
     3.14 Legal Proceedings; Orders.........................................  22
     3.15 Absence of Certain Changes and Events.............................  23
     3.16 Contracts; No Defaults............................................  25
     3.17 Insurance.........................................................  27
     3.18 Environmental Matters.............................................  27
     3.19 Employees.........................................................  28
     3.20 Labor Disputes; Compliance........................................  29
     3.21 Intangible Property...............................................  29
     3.22 Certain Payments..................................................  30
     3.23 Bank Accounts.....................................................  30

                                                                            Page
                                                                            ----
     3.24 Disclosure........................................................  31
     3.25 Relationships with Related Persons................................  31
     3.26 Client Relationships..............................................  31
     3.27 Suppliers.........................................................  31
     3.28 Tangible Net Worth................................................  31

4.   REPRESENTATIONS AND WARRANTIES OF BUYER................................  32
     4.1  Organization and Good Standing....................................  32
     4.2  Authority; No Conflict............................................  32
     4.3  Certain Proceedings...............................................  32

5.   ADDITIONAL AGREEMENTS..................................................  33
     5.1  Tax Distributions.................................................  33
     5.2  Noncompetition and Nondisclosure..................................  34
     5.3  Allocation of Purchase Price......................................  36
     5.4  Y.A.R. Name.......................................................  37
     5.5  Agreements Regarding Employees After Closing......................  37
     5.6  Management of Buyer During the Applicable Term....................  37
     5.7  Transfer Tax Compliance...........................................  39
     5.8  Sales Tax Liability...............................................  39
     5.9  Successor Employer................................................  39
     5.10 Assumption of 401(k) Plan.........................................  39
     5.11 Board Representation..............................................  40
     5.12 Stock Options.....................................................  40

6.   INDEMNIFICATION; REMEDIES..............................................  40
     6.1  Survival..........................................................  40
     6.2  Indemnification of Buyer..........................................  41
     6.3  Indemnification of the Company....................................  42
     6.4  Indemnification Procedure for Third Party Claims..................  43
     6.5  Escrowed Amount; Right of Set-Off.................................  45
     6.6  Sole Remedy.......................................................  45
     6.7  Treatment.........................................................  45

7.   DEFINITIONS............................................................  45
     7.1  Definitions.......................................................  45
          "Applicable Contract".............................................  45
          "Best Efforts"....................................................  45
          "Breach"..........................................................  45
          "Closing Date"....................................................  46
          "Code"............................................................  46
          "Consent".........................................................  46

                                                                            Page
                                                                            ----
          "Contemplated Transactions".......................................  46
          "Contract"........................................................  46
          "Disclosure Letter"...............................................  46
          "Encumbrance".....................................................  46
          "ERISA"...........................................................  46
          "Facilities"......................................................  46
          "GAAP"............................................................  47
          "Governmental Authorization"......................................  47
          "Governmental Body"...............................................  47
          "IRS".............................................................  47
          "knowledge".......................................................  47
          "Legal Requirement"...............................................  47
          "Order"...........................................................  48
          "Ordinary Course of Business".....................................  48
          "Organizational Documents"........................................  48
          "Person"..........................................................  48
          "Proceeding"......................................................  48
          "Related Person"..................................................  48
          "Representative"..................................................  49
          "Securities Act"..................................................  49
          "Threatened"......................................................  49

8.   GENERAL PROVISIONS.....................................................  49
     8.1  Expenses..........................................................  49
     8.2  Notices...........................................................  49
     8.3  Further Assurances................................................  50
     8.4  Waiver............................................................  50
     8.5  Entire Agreement and Modification.................................  50
     8.6  Assignments, Successors, and No Third-Party Rights................  50
     8.7  Severability......................................................  51
     8.8  Section Headings, Construction....................................  51
     8.9  Governing Law.....................................................  51
     8.10 Counterparts......................................................  51
     8.11 No Strict Construction............................................  51

                                                                    Exhibit 10.1

                           ASSET PURCHASE AGREEMENT
                           ------------------------


     This Asset Purchase Agreement (this "Agreement") dated April 15, 1997 by and among Leap Group, Inc., a Delaware corporation ("Parent"), Rayco Group, Inc., a Delaware corporation and wholly owned subsidiary of Parent ("Buyer"), Anna Radzievsky ("Anna") and Yuri Radzievsky ("Yuri," and together with "Anna," the "Shareholders") and Y.A.R. Communications, Inc., a New York corporation (the "Company"). Capitalized terms that are not otherwise defined in the body of this Agreement are defined in Section 7 herein.

     The Company desires to sell to Buyer, and Buyer desires to purchase from the Company, substantially all of the assets of the Company which are used in or arise out of the conduct of the Company's multi-lingual communications and advertising services business as it is presently conducted, including, without limitation, the Company's branch office located in Russia (the "Russian Operation") (the "Business"), and Buyer will assume the Assumed Liabilities (as defined below) in connection with the Business, all for the consideration and upon the terms set forth in this Agreement.

     The parties, intending to be legally bound, agree as follows:

     1.   SALE AND PURCHASE OF THE PURCHASED ASSETS.

     1.1 Purchased Assets. On the terms and subject to the conditions hereinafter set forth, at the Closing, the Company shall sell, convey, transfer, assign and deliver to Buyer, free and clear of all Encumbrances (except as disclosed in Part 3.5 of the Disclosure Letter), and Buyer shall purchase from the Company, all of the Company's right, title and interest in and to all of its property and assets which are used in or arise out of the conduct of the Business or are considered to be assets of the Company in connection with the Business as of the Closing Date, wherever located (collectively, the "Purchased Assets"), including, but not limited to, the following:

          (a) All fixed assets, fixtures, equipment (including computer hardware and software), machinery, tools, vehicles (whether or not registered under motor vehicle registration laws), furniture, office furniture and equipment, plans, specifications, leasehold improvements and other similar personal property of the Company used in the conduct of the Business (collectively, the "Tangible Personal Property");

          (b) All inventory of the Company, including without limitation, raw materials, work-in-process and finished goods (collectively, the "Inventory");

          (c) All cash, cash equivalents, investments, accounts receivable, notes, bonds or other evidences of indebtedness of any Person held by the Company;

          (d) All deposits and other prepaid assets and expenses of the Company, and all uniforms, equipment, office, operating, factory, marketing and other supplies of the Company;

          (e) All Contracts of the Company in connection with the Business, including, without limitation, those Contracts specifically disclosed in
     Part 3.16 of the Disclosure Letter, all of which are being assigned to and assumed by Buyer (each an "Assigned Contract" and collectively, "Assigned Contracts"), including, without limitation, any agreements containing any restrictive covenants (i.e. noncompetition and nonsolicitation);

          (f) Any and all trademarks, trademark registrations and trademark applications, trade-names, logos, copyrights, patents and patent applications, patent and other licenses thereof, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice), know-how, trade secrets, lists of past and present customers, potential customers, recorded knowledge, business plans, performance standards, catalogues, research data, analyses and computer software and programs, sales data, sales and advertising materials, scheduling and service methods, sales and service manuals and all other proprietary, confidential and other similar information (in whatever form or medium) relating to the conduct of the Business;

          (g) All records, files, documents and papers of the Company, including but not limited to, financial statements, journals, ledgers, correspondence, customer records, employment records (for current employees only) and books of account and excluding all tax records, records maintained by the Company's accountants and attorneys and records relating to Excluded Assets (as defined in Section 1.2) and Excluded Liabilities (as defined in Section 3.2);

          (h) All permits, franchises, licenses, approvals and authorizations by or of any Government Entities or other Persons required for the conduct of the Business or in connection with ownership of the Purchased Assets;

          (i) All causes of action, claims, rights of recovery and set-off of every kind and character pertaining or relating to the Purchased Assets, including all insurance, warranty and condemnation proceeds received after the Closing Date with respect to damage, destruction or loss of any Purchased Assets;

          (j) The name "Y.A.R. Communications, Inc." and all combinations and variations thereof, and any other names utilized in the Business, together with all goodwill associated therewith and with the Business; and

          (k) the Scheduled Plans specifically disclosed in Part 3.12 of the Disclosure Letter.

     1.2 Excluded Assets. Notwithstanding the foregoing, the following assets of the Company shall be retained by the Company and are not included in the Purchased Assets and not sold or transferred to Buyer hereunder (the "Excluded Assets"):

          (a) The formal corporate records and corporate seal of the Company, including any records having exclusively to do with the corporate organization of the Company;

          (b) The Company's rights pursuant to or under this Agreement, including the payments made and to be made to the Company hereunder;

          (c) The tax records, tax returns and all related work papers of the Company; and

          (d) Loan receivables from the Shareholders existing as of the Closing.

     1.3 Purchase Price. The purchase price (the "Purchase Price") for the Purchased Assets will be $20,000,000 payable to the Company in cash at the Closing, subject to Section 1.4 below plus the Earn Out;

     1.4 Escrowed Funds. Of the total Purchase Price to be delivered at the Closing to the Company by the Buyer, $3,000,000 shall be placed into an escrow account (the "Escrowed Amount") by Buyer pursuant to the terms of an escrow agreement to be entered into by the parties in order to secure the Company's and the Shareholder's indemnification obligations under Section 6.2, in the form attached hereto as Exhibit 1.4 (the "Escrow Agreement").

     1.5 Closing. The purchase and sale (the "Closing") provided for in this Agreement will take place simultaneously with the execution and delivery of this Agreement at the offices of Katten Muchin & Zavis, counsel to Buyer, at 525 West Monroe Street, Suite 1600, Chicago, Illinois, at 10:00 a.m. (local time) on April 15, 1997, or as the parties may otherwise agree.

     1.6  Closing Deliveries.  At the Closing:

          (a) The Company and the Shareholders shall deliver to Buyer ("Company Closing Documents"):

                  (i) the Escrow Agreement, executed by the Company and the Shareholders;

                 (ii) an employment agreement in the form of Exhibit 1.6(a)(ii), executed by Anna Radzievsky (the "Anna Employment Agreement");

                (iii) an employment agreement in the form of Exhibit 1.6(a)(iii), executed by Yuri Radzievsky (the "Yuri Employment Agreement") (the Anna Employment Agreement and the Yuri Employment Agreement are sometimes referred to herein together as the "Employment Agreements");

                 (iv) noncompetition agreements executed by each of Yuri and Anna on the one hand and the Parent and Buyer on the other hand, in the form of Exhibit 1.6(a)(iv) (the "Noncompetition Agreements");

                  (v) a letter from the Company's lender confirming that all of the Company's outstanding indebtedness has been paid in full prior to the Closing and UCC termination statements releasing all liens on the Company's assets held by such lender;

                 (vi) a Good Standing Certificate for the Company from all states in which the Company is authorized to do business;

                (vii) copies of resolutions of the board of directors of the Company and of its stockholders, certified by the Company's corporate secretary as having been duly adopted and being in current force and effect, authorizing the transactions and documents contemplated by this Agreement;

               (viii) releases of all liens (and appropriate executed UCC termination statements) existing as of the Closing, except equipment leasing liens in favor of Chase Equipment Leasing, Inc.;

                 (ix)  an estoppel certificate in the form attached hereto as
          Exhibit 1.6(a)(ix) from each of the Company's landlords;

                  (x) copy of the Company's Articles of Incorporation and all amendments thereto (including an executed amendment to be filed upon the Closing changing the Company's name), certified by the Secretary of State of New York, and a copy of the Company's By-laws, and all amendments thereto, certified by the Secretary of the Company;

                 (xi) a legal opinion in the form of Exhibit 1.6(a)(xi) issued to the Buyer and Parent by Davis & Gilbert, special counsel to the Company and the Shareholders; and

                (xii) a consent issued to Parent and Buyer from the Company's independent accounting firm consenting to the use by Parent and Buyer of the Company's audited financial statements for all previous years (and attached opinions to such audited financial statements).

          (b) Buyer shall deliver to the Company and the Shareholders ("Buyer's Closing Documents"):

                  (i) bank cashier's checks or certified checks payable to the Company, or wire transfers to accounts specified, in writing, by the Company, in an amount equal to the Purchase Price to be delivered at the Closing, net of the Escrowed Amount;

                 (ii)  the Escrow Agreement, executed by Parent and Buyer;

                (iii)  the Employment Agreements, executed by Parent and Buyer;

                 (iv) the Noncompetition Agreements, executed by Parent and Buyer;

                  (v) a certified copy of resolutions adopted by Buyer's and Parent's Board of Directors authorizing execution of this Agreement and consummation of the Contemplated Transactions; and

                 (vi) a legal opinion in the form of Exhibit 1.6(b)(vi) issued to the Company and the Shareholders by Katten Muchin & Zavis, counsel to the Buyer and the Parent.

          (c) Buyer on the one hand, the Company and the Shareholders on the other hand, shall also deliver to the other party such other documents, instruments, certificates, and opinions as may be required by this Agreement or as otherwise necessary to consummate the Contemplated Transactions, including, without limitation, conveyance documents and assumption agreements.

     1.7  EARN OUT.

          (a) In addition to the Purchase Price to be delivered at the Closing as set forth in Section 1.3, so long as (A) the Company has not breached the terms of Section 5.2 hereof or (B) neither of the Shareholders have breached the terms of their respective Noncompetition Agreements, Buyer will pay to the Company additional consideration for the Purchased Assets (the "Earn Out") which amount shall be equal to fifty percent (50%) of the excess, if any, of the Annual Net Income Target (defined below) for each such year during the Applicable Term (defined below); provided, however, the Earn Out shall only become due and payable if the Annual Revenue Target for such year is met or exceeded.

          (b) As used in this Section 1.7, (i) "Applicable Term" means each of calendar year 1997, 1998 and 1999 only; and (ii) "Annual Net Income Targets" are as follows:


               Year    Annual Net Income Targets
               ----    -------------------------
               1997           $3,937,500
               1998           $4,725,000
               1999           $5,670,000

          (c) As used in this Section 1.7, "Annual Revenue Targets" are as follows:

               Year    Annual Revenue Targets
               ----    ----------------------
               1997         $22,500,000
               1998         $27,000,000
               1999         $32,400,000

          (d) As used in this Section 1.7, the term "Annual Net Income", for each relevant period during the Applicable Term shall mean the net income of Buyer before provision for all Federal, state and local income taxes for such period, determined in accordance with GAAP; provided, however, the Annual Net Income for calendar year 1997 shall mean the sum of (A) the Annual Net Income of the Company from January 1, 1997 through and including the Closing Date and (B) the Annual Net Income of the Buyer after the Closing Date through and including December 31, 1997 and provided further that in making the determination of the Annual Net Income during the Applicable Term;

                  (i) there shall be no charge against income for any payment or accrual of any component of the Purchase Price (including, without limitation any write-off, amortization, depreciation or imputed interest charges) which are in excess of the charges against income which would have otherwise been accrued for or expensed by the Company had the Contemplated Transaction not been consummated;

                 (ii) intercompany management or other overhead charges and fees between Parent and its subsidiaries (the "Parent Group"), on the one hand, and Buyer, on the other hand, shall not be treated as an expense or other charge;

                (iii) for any service rendered to Buyer by a member of the Parent Group, Buyer shall be charged at the rate agreed to by such Parent Group member and the Buyer's Chief Executive Officer; all charges permitted by this clause (iii) shall be treated as an expense; provided, however, if such agreement is not reached, such expenses included in the calculation of the Earn Out will not be in excess of similar expenses incurred by the Company on an annual basis prior to the Closing, it being agreed that Buyer shall not be required to use any such service to the extent such service specifically relates to the servicing of a particular client of the Buyer and such client specifically objects to the rendering of such service;

                 (iv) any Losses (as defined in Section 6.2) of the Buyer Indemnified Parties (as defined in Section 6.2) which give rise to an indemnity payment pursuant to the indemnification provisions of
          Section 6.2 below, to the extent assumed by the Company or one or more of the Shareholders or to the extent one or more of the Shareholders have reimbursed (by offset or otherwise) the Buyer

          Indemnified Parties or which does not give the Buyer Indemnified Party the right to an indemnity payment because it falls within the Basket Threshold referred to in Section 6.1(b), shall not be treated as an expense, and there shall be excluded from income any amount received by the Buyer Indemnified Parties pursuant thereto;

                  (v) any indemnity payments made by a Buyer Indemnified Party to any Company Indemnified Party (as defined in Section 6.3) shall not be treated as an expense;

                 (vi) interest on loans to Buyer to finance any Purchase Price or indemnity payments hereunder shall not be charged as an expense;

                (vii) expenses of the Buyer or the Company prior to or after the Closing incurred in connection with the negotiation, preparation and execution of this Agreement and the other documents to be delivered at the Closing hereunder (including, without limitation, the fees and disbursements of their attorneys, accountants and tax advisors, any brokers or finder fees), shall not be treated as an expense;

               (viii) the fees and expenses of the Accountants (defined in Section 1.8) in preparing the Annual Determination (defined in Section 1.8) and performing the related audit shall not be treated as an expense; and

                 (ix) any costs and expenses incurred by Buyer in contesting any Annual Determination or in pursuing any indemnity claim under
          Section 6.2 shall not be treated as an expense.

          (e) As used in this Section 1.7, the term Annual Revenues for each relevant period during the Applicable Term shall mean the commissions and fees and other revenues earned by Buyer during each year of the Applicable Term, determined in accordance with GAAP; provided, however, the Annual Revenues for calendar year 1997 shall mean the sum of (A) the Annual Revenues of the Company from January 1, 1997 through and including the Closing Date and (B) the Annual Revenues of the Buyer after the Closing Date through and including December 31, 1997.

          (f) The Earn Out for each calendar year during the Applicable Term will be paid within fifteen days after the Annual Determination for such calendar year has been delivered to the Company by Parent. In the event that the Shareholders raise objections to the Earn Out calculation set forth in the Annual Determination and the procedures set forth in Section
     1.8 below are initiated, the payment of the Earn Out shall be made within five business days after final determination of the Annual Determination shall have become binding on the parties as provided in Section 1.8 below. In the event (i) the Shareholders dispute the Annual Determination initially delivered to them, (ii) the Buyer withholds the payment of the Earn Out set forth in the initial Annual Determination, the Buyer agrees to pay the Company interest on the total amount of the unpaid Earn Out due it, at an annualized rate equal to the Buyer's then existing borrowing rate, for the period when the Earn Out payment became initially due and payable and the date the Earn Out payment is ultimately made by the Buyer.

          (g) In the event that Parent or the board of directors of Buyer requires Buyer to resign an account (the "Resigned Account") because the servicing of such account conflicts with the servicing or potential servicing by Parent or one of Parent's affiliates of another account, Annual Net Income and Annual Revenues of Buyer shall be adjusted for the remainder of the Applicable Term depending upon the calendar year in which such resignation occurs, as follows:

                  (i) Annual Net Income for the calendar year in which such resignation occurred (the "Resignation Year") shall be adjusted by (A) adding thereto an amount equal to a pro rata share of the Presumed Annual Profit (as hereinafter defined) of such Resigned Account, which pro rata share shall be determined by multiplying the Presumed Annual Profit by a fraction (the "Resignation Year Fraction"), the numerator of which is the number of days remaining in the Resignation Year after the date that Buyer's resignation becomes effective (the "Resignation Date") with respect to such Resigned Account and the denominator of which is 365, and (B) subtracting any New Account Presumed Profit;

                 (ii) Annual Net Income for the calendar year immediately following the Resignation Year (the "Second Year") shall be adjusted by (A) adding thereto an amount equal to the pro rata share of the Presumed Annual Profit of such Resigned Account, which pro rata share shall be determined by multiplying the Presumed Annual Profit by a fraction (the "Second Year Fraction"), the numerator of which is the lesser of (x) 365 and (y) the number of days (if any) remaining in the Applicable Term, and the denominator of which is 365, and (B) subtracting any New Account Presumed Profit;

                (iii) Annual Net Income for the second calendar year following the Resignation Year (the "Third Year") shall be adjusted by (A) adding thereto an amount equal to a pro rata share of the Presumed Annual Profit, which pro rata share shall be determined by multiplying the Presumed Annual Profit by a fraction (the "Third Year Fraction"), the numerator of which is the number of days (if any) remaining in the Applicable Term and the denominator of which is 365, and (B) subtracting any New Account Presumed Profit;

                 (iv) Annual Revenues for the Resignation Year shall be adjusted by (A) adding thereto an amount equal to the pro rata share of the Presumed Annual Revenues (as hereinafter defined) of such Resigned Account, which pro rata share shall be determined by multiplying the Presumed Annual Revenues by the

          Resignation Year Fraction and (B) subtracting any New Annual Revenues (as hereinafter defined);

                  (v)  Annual Revenues for the Second Year shall be adjusted by
          (A) adding thereto an amount equal to the pro rata share of the Presumed Annual Revenues of such Resigned Account, which pro rata share shall be determined by multiplying the Presumed Annual Revenues by the Second Year Fraction and (B) subtracting any New Annual Revenues; and

                 (vi)  Annual Revenues for the Third Year shall be adjusted by
          (A) adding thereto an amount equal to the pro rata share of the Presumed Annual Revenues of such Resigned Account, which pro rata share shall be determined by multiplying the Presumed Annual Revenues by the Third Year Fraction and (B) subtracting any New Annual Revenues.

          (h) As used in this Section 1.7(g), the following terms shall have the following meanings:

                  (i) "Presumed Annual Revenues" shall mean the total commission and fees and other revenues earned by Buyer which were solely attributable to a Resigned Account during the twelve month period immediately preceding the Resignation Date.

                 (ii) "Presumed Annual Profit" shall mean the amount determined by multiplying the Presumed Annual Revenues times the pre-tax profit margin of the Buyer (or the Company if such determination is being made prior to the end of the first calendar year of the Applicable
          Term), as reflected on its latest audited financial statements ("Profit Margin").

                (iii) "New Annual Revenues" for each relevant period during the Applicable Term shall mean the commissions and fees and other revenues earned by Buyer, solely attributable to new accounts obtained by Buyer through an introduction by Parent or one of Parent's affiliates.

                 (iv) "New Account Presumed Profit" shall mean the amount determined by multiplying the New Annual Revenues times the Profit Margin.

     1.8  Accounting Procedures.

          (a) For each calendar year during the Applicable Term, Arthur Andersen LLP, or the independent accounting firm then auditing the books and records of Parent (the "Accountants"), shall prepare a report containing an audited balance sheet of the Buyer and a related audited statement of income of the Buyer (and the Company for the period beginning January 1, 1997 and ending on the Closing Date) for the calendar year then ended, prepared in accordance with GAAP, together with a statement of the Accountants based upon such report and stating that it was prepared in accordance with this Agreement and setting forth for the period under examination the calculation of the Earn Out payment (including the calculation of Annual Net Income and Annual Revenues) and all other adjustments required to be made to such audited financial statements in order to make the calculations required under Section 1.7 (the "Annual Determination"). A copy of each such Annual Determination shall be delivered to the Shareholders not later than 120 days after the end of the calendar year following the year to which such Annual Determination relates.

          (b) If the Shareholders do not agree that any Annual Determination correctly states the Earn Out calculation for the year under examination, the Shareholders shall promptly (but not later than 20 days after the delivery to the Shareholders of such Annual Determination) give written notice to Parent of any disagreement thereto (in reasonable detail describing the nature and amount of the disagreement asserted). The Shareholders shall be entitled to engage separate legal counsel and accountants at the sole cost and expense of the Shareholders to represent them in connection with the review of any Annual Determination. If the Shareholders and Parent reconcile such disagreement, the Annual Determination shall be adjusted accordingly and shall thereupon become final, binding and conclusive upon all of the parties hereto and enforceable in a court of law. If the Shareholders and Parent are unable to reconcile such disagreement in writing within 20 days after written notice of such disagreement is delivered to Parent, the items in dispute shall be submitted to the New York office of a mutually acceptable accounting firm selected from among the six largest accounting firms in the United States in terms of gross revenues (the "Independent Auditors") for final determination, and the Annual Determination shall be deemed adjusted in accordance with the determination of the Independent Auditors and shall become binding, final and conclusive upon all of the parties hereto and enforceable in a court of law. The Independent Auditors shall consider only the items in dispute and shall be instructed to act within 20 days (or such longer period as the Shareholders and Parent may agree in writing) to resolve all items in dispute. If the Shareholders do not give notice of any disagreement within 20 days after the delivery of an Annual Determination or if the Shareholders give written notification of their acceptance of an Annual Determination prior to the end of such 20 day period, such Annual Determination shall thereupon become binding, final and conclusive upon all the parties hereto and enforceable in a court of law.

          (c) In the event the Independent Auditors are for any reason unable or unwilling to perform the services required of it under this Section, then Parent and the Shareholders agree to select another accounting firm from among the six largest accounting firms in the United States in terms of gross revenues to perform the services to be performed under this Section by the Independent Auditors. If Parent and the Shareholders fail to select another accounting firm within seven days after it is determined that the Independent Auditors will not perform the services required, either Parent or the Shareholders may request the American Arbitration Association in New

     York to appoint an independent firm of certified public accountants of recognized national standing to perform the services required under this Section by the Independent Auditors. For purposes of this Section the term "Independent Auditors" shall include such other accounting firm chosen in accordance with this clause (c).

          (d) The Independent Auditors shall determine the party (i.e. Parent or the Shareholders, as the case may be) whose asserted position as to the amount of Earn Out for the calendar year under examination before the Independent Auditors is furthest from the determination of the Earn Out by the Independent Auditors, which non-prevailing party shall pay the fees and expenses of the Independent Auditors.

          (e) The books and records of Buyer and the Company shall be made available during normal business hours upon reasonable advance notice at the principal office of Buyer, to the parties, the Accountants and the Independent Auditors to the extent required to determine the calculations required under Section 1.7. Buyer shall make arrangements to make available to the other parties and their representatives (including their auditors) all work papers of the accounting firm that audited the financial statements under examination.

     1.9 Third Party Consents. In the event the Closing is consummated and all required consents to the assignment by third parties for the Contracts of the Company assumed by Buyer hereunder are not received as of the Closing, anything in this Agreement to the contrary notwithstanding, in the event an assignment or purported assignment to Buyer of any Contracts of the Company, or any claim, right or benefit arising thereunder or resulting therefrom, without the consent of other parties thereto, would constitute a breach thereof or would not result in Buyer receiving all of the rights of the Company thereunder, such Contract shall be deemed not to have been assigned by the Company to the Buyer (provided, however, the obligations under such Contracts shall be deemed to have been assumed by Buyer, as between Buyer and Seller). In those circumstances, Buyer shall be deemed to have waived the requirement to obtain such consents prior to the Closing; provided, however, (i) if requested by Buyer, the Company and the Shareholders will use their best efforts to obtain any such consent and (ii) if such consent is not obtained and is required to effectively assign a Contract to Buyer, the Company and the Shareholders will fully cooperate with Buyer in any reasonable arrangement to provide Buyer with the full claims, rights and benefits under any such Contract, including enforcement at the cost and for the benefit of Buyer of any and all rights of the Company, as the case may be, against a third party thereto arising out of the breach or cancellation by such third party or otherwise, and any amount received by the Company in respect thereof shall be held for and immediately paid over to Buyer.

     2.   ASSUMPTIONS OF LIABILITIES AND CONTRACTS.

     2.1 Assumed Liabilities. As of the Closing Date, except as otherwise agreed to herein, Buyer will assume and thereafter pay and fully satisfy when due, (i) all liabilities and obligations under any Assigned Contract and (ii) all other liabilities of the Company in connection with the Business (whether or not specifically disclosed in the Disclosure Letter) (all such liabilities and obligations to be assumed by Buyer hereunder shall be referred to herein as the "Assumed Liabilities"); provided, however, in no event will Buyer's assumption of the Assumed Liabilities, in any manner, limit, waive or restrict Buyer's right to indemnification by the Company and the Shareholders pursuant to Section 6.2 below; it being the understanding and acknowledgement of the parties that Buyer is relying solely on the disclosures set forth in the Disclosure Letter to determine the liabilities and obligations of the Company that are being assumed hereunder.

     2.2 Excluded Liabilities. Notwithstanding anything to the contrary contained in this Agreement or any agreement, document, certificate or instrument being delivered pursuant to this Agreement (collectively, the "Transaction Documents"), and regardless of whether such debt, liability or obligation is disclosed in this Agreement, in any of the Transaction Documents, in the Disclosure Letter or on any Schedule or Exhibit hereto or thereto, Buyer shall not assume or agree to pay, perform or discharge or in any manner be responsible for any Excluded Liabilities. As used herein, the term "Excluded Liabilities" means:

                  (i) any liability or obligation of the Company or the Shareholders arising out of or in connection with the negotiation and preparation of this Agreement and consummation and performance of the transactions contemplated hereby, including without limitation, legal and accounting fees (including those associated with the preparation of the audited financial statements referred to in Section 3.3), brokerage commissions, finder's fees or similar fees or commissions, and income or other Tax liability so arising;

                 (ii) any liability or obligation of the Company to the Shareholders, including, without limitation any obligation distribute to its shareholders or any other Person all or any part of the Purchase Price;

                (iii) any liability or obligation of the Company arising from the failure of the Company to perform or discharge any of its agreements contained herein;

                 (iv) any obligation of the Company for Taxes (except as otherwise specifically provided for in Section 5.8); or

                  (v) any liability or obligation of the Company incurred by or accruing to the Company after the Closing Date.

     3.   REPRESENTATIONS AND WARRANTIES
          OF THE COMPANY AND THE SHAREHOLDERS

     The Company and each of the Shareholders, jointly and severally, represent and warrant to Buyer as follows:

     3.1  Organization and Good Standing.

          (a) The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of New York, with full corporate power and authority to conduct its business as it is now being conducted, to own, hold under lease, or otherwise possess or use the properties and assets that it purports to own, hold under lease, or otherwise possess or use, and to perform all its obligations under the contracts to which it is a party or by which it is bound. Part 3.1(a) of the Disclosure Letter sets forth all other jurisdictions in which the Company is authorized to do business. The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which such qualification is required by virtue of the nature of the activities conducted by it, except for those jurisdictions in which a failure by the Company to be qualified and in good standing can in the aggregate be corrected without material cost or expense by the Company.

          (b) The Company has delivered to Buyer copies of the Organizational Documents of the Company, as currently in effect.

          (c) Part 3.1(c) of the Disclosure Letter contains a complete and accurate list of the current shareholders, directors and officers of the Company.

     3.2  Authority; No Conflict.

          (a) This Agreement, the Escrow Agreement and the Noncompetition Agreements constitute the legal, valid, and binding obligation of the Company and the Shareholders to which each is a party, enforceable against each of them in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency, moratorium, reorganization, or similar laws affecting creditor's rights generally and by general equitable principles (whether considered in a proceeding at equity or at law) and implied covenants of good faith and fair dealing. The Company and the Shareholders have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Company's Closing Documents and to perform their respective obligations under this Agreement and the Company's Closing Documents.

          (b) Except as set forth in Part 3.2 of the Disclosure Letter, neither the execution and delivery of this Agreement or any other documents executed by either of the Company or the Shareholders in connection herewith, nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly:

                  (i) contravene, conflict with, or result in (with or without notice or lapse of time) a violation or breach of (A) any provision of the Organizational Documents of the Company, (B) any resolution adopted by the board of directors or the shareholders of the Company,
          (C) any Legal Requirement or any Order to which the Company, the Shareholders, or any of the assets owned or used by them, may be subject, or give any Governmental Body or other Person the right (with or without notice or lapse of time) to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any such Legal Requirement or Order; (D) any of the terms or requirements of, or give any Governmental Body the right (with or without notice or lapse of time) to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company, or (E) any provision of, or give any Person the right (with or without notice or lapse of time) to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract;

                 (ii) cause any of the assets owned by the Company to be reassessed or revalued by any taxing authority or other Governmental Body; or

                (iii) result in (with or without notice or lapse of time) the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company.

Except as set forth in Part 3.2 of the Disclosure Letter and subject to the terms of Section 1.9 hereof, the Company is not and will not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions including, without limitation, assigning the Assigned Contracts to Buyer.

     3.3 Financial Statements. Part 3.3 of the Disclosure Letter sets forth: audited financial statements of the Company for the fiscal years ended December 31, 1994, 1995 and 1996 (the audited balance sheet at December 31, 1996 shall be referred to herein as the "Balance Sheet")(collectively, the "Financial Statements"). The Financial Statements are correct and complete and fairly present the financial condition, results of operations and cashflows of the Company as at the respective dates thereof and for the periods therein referred to, all in accordance with GAAP (except that the unaudited financial statements fail to include the necessary footnote disclosure that are otherwise required under GAAP). The Financial Statements reflect the consistent application of GAAP throughout the periods involved. No financial statements of any Person are required by GAAP to be consolidated with the financial statements of the Company.

     3.4 Books and Records. The books of account, minute books, stock record books, and other records of the Company, all of which have been made available to Buyer, are complete and correct. At the Closing, all of those books and records will be in the possession of the Company. All of the issued and outstanding shares of capital stock of the Company are held solely by Anna and Yuri.

     3.5 Title to Properties; Encumbrances. The Company does not own any real property. Part 3.5 of the Disclosure Letter contains a complete and accurate list of all leaseholds or other interests in real property currently or previously owned by the Company. The Company has good and valid title to all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) reflected as owned in the books and records of the Company, including the Purchased Assets, the Intangible Property, all of the properties and assets reflected in the Balance Sheet (except for personal property sold since the date of the Balance Sheet in the Ordinary Course of Business) and all of the properties and assets purchased or otherwise acquired by the Company since the date of the Balance Sheet (except for supplies, inventory, and personal property acquired and sold since the date of the Balance Sheet in the Ordinary Course of Business). Except as set forth in Part 3.5 of the Disclosure Letter, all properties and assets owned by the Company are free and clear of all Encumbrances.

     3.6 Condition and Sufficiency of Assets. Except for the Excluded Assets, the Purchased Assets constitute all of the property and assets of the Company, other than assets sold or disposed in the ordinary course of business. The Company has the right to convey, and upon consummation of the transactions which are the subject of this Agreement, Buyer will be vested with good and valid title to the Purchased Assets or enforceable leasehold interests in or valid rights under contract to use the Purchased Assets (subject to receipt of any required third party consents, the obtaining of all of such consents as of Closing having been waived by the Parent and Buyer), free and clear of all Encumbrances, except as set forth in Part 3.5 of the Disclosure Letter. The equipment and other tangible personal property used by the Company in the conduct of its business, and to the knowledge of the Company and the Shareholders (without inquiry), the heating, ventilation, mechanical, electrical, sewer, sprinkler and air-conditioning systems at the facilities leased by the Company which leases are set forth in Part 3.16 of the Disclosure Letter, are in good operating condition and repair, are adequate in all material respects for the uses to which they are being put, and are not in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that are immaterial in amount. The Purchased Assets are sufficient for Buyer to effect the continued conduct of Business after the Closing in substantially the same manner as conducted prior to the Closing.

     3.7 Accounts Receivable. All accounts receivable of the Company existing as of the Closing Date on the accounting records of the Company as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business and are collectible in the Ordinary Course of Business (subject to the reserves set forth on the accounting records of the Company which reserves represent approximately the same percentage, on a historical basis, of the total accounts receivable balance). There is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, in any agreement with any maker of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Part
3.7 of the Disclosure Letter contains a complete and accurate list of all Accounts Receivable as of April 1, 1997 which list sets forth the aging of such Accounts Receivable.

     3.8 Work in Process. All work-in-process of the Company existing as of the Closing, whether or not reflected in the Balance Sheet, is billable and collectible at the Company's usual and customary rates and carries the Company's usual and customary profitability margin.

     3.9 No Undisclosed Liabilities. Except as set forth in Part 3.9 of the Disclosure Letter, the Company has no liabilities or obligations of any kind or nature (whether absolute, accrued, contingent, or otherwise) after the Closing in connection with the transactions contemplated hereunder, other than (i) liabilities or obligations reflected or reserved against in the Balance Sheet,
(ii) current liabilities for trade payables incurred in the Ordinary Course of Business since the date of the Balance Sheet and (iii) obligations under executory contracts that are set forth in the Disclosure Letter or that are not required to be so set forth which are to be performed after the date hereof in the Ordinary Course of Business, none of which liabilities or obligations with respect to (i), (ii) and (iii) above result directly or indirectly from a breach of contract (other than the failure to obtain consents for Assigned Contracts), breach of warranty, tort, infringement or lawsuit. Additionally, except as set forth on Part 3.9 of the Disclosure Letter (which liabilities are all incurred in the Ordinary Course of Business) and except for any undisclosed liabilities incurred in the Ordinary Course of Business, which taken as a whole are immaterial to the operation of the Business, there are no liabilities (of any kind or nature, whether absolute, accrued, contingent, or otherwise) of the Company in connection with the Russian Operation.

     3.10  Taxes.

          (a) For the purposes of this Agreement, "Tax" or "Taxes" refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

          (b) The Company has timely filed all federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to Taxes required to be filed by the Company. With respect to all Taxes imposed on the Company for which the Company is or could be liable, whether to taxing authorities or to other persons or entities (as, for example, under tax allocation agreements), with respect to all taxable periods or portions of periods ending on or before the Closing Date, all applicable laws and agreements have been fully complied with, and all such Taxes required to be paid by the Company to taxing authorities or others on or before the date hereof have been paid.

          (c) The Company as of the Closing Date will have withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld.

          (d) The Company has not been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against the Company. The Company has not executed or requested any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

          (e) No audit or other examination of any Return of the Company is presently in progress, nor has the Company been notified of any request for such an audit or other examination.

          (f) The Company has no liability for unpaid federal, state, local or foreign Taxes which have not been accrued for or reserved on the Balance Sheet, whether asserted or unasserted, contingent or otherwise. There are no liens for Taxes on the assets of the Company other than Taxes not yet due and payable.

          (g) None of the Company's assets are treated as "tax-exempt use property" within the meaning of Section 168(h) of the Code.

          (h) There is no contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible to the Company pursuant to Sections 280G, 404 or 162 of the Code.

          (i) The Company has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

          (j) The Company is not, and has not been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

          (k) The Company is not a party to or bound by any tax indemnity, tax sharing or tax allocation agreements.

          (l) The Company has never been a member of an affiliated group of corporations within the meaning of Sections 1504 of the Code.

          (m) None of the assets of the Company is property that the Company is required to treat as being owned by any other person pursuant to the "safe harbor lease" provisions of former Section 168(f)(8) of the Code.

          (n) None of the assets of the Company directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code.

          (o) The Company has not agreed to make nor is it required to make before the Closing Date any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

          (p) The Company has not participated in and will not participate in an international boycott within the meaning of Section 999 of the Code.

          (q) Other than the Russian Operation, the Company does not have and has never had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

          (r) Except as set forth in Part 3.10(r) of the Disclosure Letter, the Company is not a party to any joint venture, partnership, or other arrangement or contract that could be treated as a partnership for federal income tax purposes.

          (s) The Company has been a valid S corporation (pursuant to the rules set forth in the Code) at all times since its inception.

     3.11 No Material Adverse Change. Since the date of the Balance Sheet, there has not been any material adverse change in the business, operations, properties, assets, (to the knowledge of the Company or the Shareholders, the client relations of the Company) or condition of the Company or any event, condition, or contingency that, to the knowledge of the Company or the Shareholders, is likely to result in such a material adverse change, and to the knowledge of the Company and the Shareholders, no such material adverse change is likely to occur as a result of the consummation of the Contemplated Transaction.

     3.12  Employee Benefits.

          (a) Except as is listed in Part 3.12(a) of the Disclosure Letter or as could not result in the Buyer having any material liability, neither the Company nor any current or former Plan Affiliate of the Company has at any time maintained, sponsored, adopted, made contributions to, obligated itself or had any liability with respect to: any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA); any "employee welfare benefit plan" (as such term is defined in Section 3(1) of ERISA); any collective bargaining agreement, personnel policy (including vacation time, holiday pay, service awards, bonus programs, moving expense reimbursement programs and sick leave) or material fringe benefit; any severance agreement or plan or any medical, life or disability benefit; any excess benefit plan, bonus or incentive plan (including stock options, restricted stock, stock bonus or deferred bonus plans), top hat plan or deferred compensation plan, salary reduction agreement, change-of-control agreement, employment agreement, consulting agreement; or any other benefit plan, policy, program, arrangement, agreement or contract, with respect to any employee, former employee, director, independent contractor, or any beneficiary or dependent thereof (all such plans, policies, programs, arrangements, agreements and contracts, including but not limited to those that are set forth in Part 3.12(a) of the Disclosure Letter, are referred to in this Agreement as "Scheduled Plans").

          (b) The Company has delivered to Buyer a complete and accurate copy, as of the Closing, of each written Scheduled Plan, together with a copy of audited financial statements, actuarial reports and Form 5500 Annual Reports (including required schedules), if any, for the three (3) most recent plan years, the most recent IRS determination letter or IRS recognition of exemption; any other letter, ruling or notice issued by any Governmental Authority with respect to each such plan which may result in material liability, a copy of each trust agreement, insurance contract or other funding vehicle, if any, with respect to each such plan, the most recent PBGC Form 1 with respect to each such plan, if any, the current summary plan description or summary of material modifications with respect to each such plan, and a copy or description of each other general explanation or written or oral communication which describes any material term of any such plan that has not previously been disclosed to Buyer pursuant to this Section or as could not result in a liability to the Buyer.

          (c) Each Scheduled Plan (i) has been and currently complies in form and in operation in all material respects with the applicable requirements of ERISA and the Code, and any other Legal Requirements; (ii) has been and is operated and administered in material compliance with its terms (except as otherwise required by law); and (iii) where appropriate, has received a favorable determination letter or recognition of exemption from the Internal Revenue Service.

          (d) with respect to each Scheduled Plan, there are no claims or other Proceedings pending or Threatened with respect to the assets thereof (other than routine claims for benefits), and to the Company's or the Shareholders' knowledge, there are no facts which could reasonably be expected to give rise to any liability, claim or other Proceeding against any Scheduled Plan, any fiduciary or plan administrator or other person dealing with any Scheduled Plan or the assets of any such plan.

          (e) with respect to each Company Employee Benefit Plan, to the Company's or the Shareholders' knowledge no person: (i) has entered into any "prohibited transaction," as such term is defined in ERISA or the Code;
     (ii) has breached a fiduciary obligation or violated Sections 402, 403, 405, 503, 510 or 511 of ERISA; or (iii) has any liability for any failure to act or comply in connection with the administration or investment of the assets of such plans, or (iv) engaged in any transaction or otherwise acted with respect to such plans in such a manner which could subject Buyer, or any fiduciary or plan administrator or any other person dealing with any such plan, to liability under Sections 409 or 502 of ERISA or Sections 4972 or 4976 through 4980B of the Code.

          (f) neither the Company nor any current or former Company Plan Affiliate has at any time participated in, made contributions to or had any other liability with respect to any Scheduled Plan which is a "multi-employer plan" as defined in Section 4001 of ERISA, a "multi-employer plan" within the meaning of Section 3(37) of ERISA, a "multiple employer plan" within the meaning of Section 413(c) of the Code or a "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA.

          (g) Except as set forth in Part 3.12(a) Disclosure Letter, neither the Company nor any current or former Company Plan Affiliate has at any time maintained, contributed to or obligated itself or otherwise had any liability with respect to any funded or unfunded employee welfare plan, whether or not terminated, which provides medical, health, life insurance or other welfare type benefits for current or future retirees or current or future former employees, their spouses or dependents or any other persons (except for limited continued medical benefit coverage for former employees, their spouses and other dependents as required to be provided under Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA and the accompanying proposed regulations or state continuation coverage laws ("COBRA")).

          (h) no Scheduled Plan has incurred an "accumulated funding deficiency" as such term is defined in Section 302 of ERISA or Section 412 of the Code, whether or not waived, or has posted or is required to provide security under Code Section 401(a)(29) or Section 307 of ERISA; no event has occurred which has or could result in the imposition of a lien under Code Section 412 or Section 302 of ERISA, nor has any liability to the Pension Benefit Guaranty Corporation (the "PBGC") (except for payment of premiums) been incurred or reportable event within the meaning of Section 4043 of ERISA occurred with respect to any such plan; and the PBGC has not threatened or taken steps to institute the termination of any such plan;

          (i) the requirements of COBRA have been satisfied in all material respects with respect to each Scheduled Plan.

          (j) all contributions, payments, premiums, expenses, reimbursements or accruals for all periods ending prior to or as of the Closing for each Scheduled Plan (including periods from the first day of the then current plan year to the Closing) shall have been made or accrued on the Company financial statements, and each such plan otherwise neither has nor could have any unfunded liability which is not reflected on the Company financial statements which are required to be recorded in accordance with GAAP. Any contribution made or accrued with respect to any Scheduled Plan is fully deductible by the Company.

          (k) As used in this Agreement, with respect to any person ("First Person") the term "Plan Affiliate" shall mean any other person or entity with whom the First Person constitutes or has constituted all or part of a controlled group, or which would be treated or has been treated with the First Person as under common control or whose employees would be treated or have been treated as employed by the First Person, under Section 414 of the Code and any regulations, administrative rulings and case law interpreting the foregoing.

     3.13 Compliance with Legal Requirements; Governmental Authorizations.

          (a)  Except as set forth in Part 3.13(a) of the Disclosure Letter:

                    (i) the Company is, and at all times has been, in compliance in all material respects with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

                    (ii) no event has occurred or, to the knowledge of the Company or the Shareholders, circumstance exists that would reasonably be expected to constitute or result in (with or without notice or lapse of time) a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement; and

                    (iii) the Company has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding, and the Company is not aware of, any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

          (b) Part 3.13(b) of the Disclosure Letter contains a complete and accurate list of each Governmental Authorization that is held by the Company or that otherwise relates to the Business, or to any of the assets owned or used by the Company. Each Governmental Authorization listed or required to be listed in Part 3.13(b) of the Disclosure Letter is valid and in full force and effect. Except as set forth in Part 3.13(b) of the Disclosure Letter:

                    (i) the Company is, and at all times has been, in compliance in all material respects with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 3.13(b) of the Disclosure Letter;

                    (ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Part 3.13(b) of the Disclosure Letter, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Part 3.13(b) of the Disclosure Letter;

                    (iii) the Company has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

                    (iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Part 3.13(b) of the Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

The Governmental Authorizations listed in Part 3.13(b) of the Disclosure Letter collectively constitute all of the Governmental Authorizations necessary to permit the Company to lawfully conduct and operate its business in the manner they currently conduct and operate such businesses and to permit the Company to own and use its assets in the manner in which it currently owns and uses such assets.

     3.14 Legal Proceedings; Orders.

          (a) Except as set forth in Part 3.14 of the Disclosure Letter, there is no pending Proceeding:

                    (i) that has been commenced by or against the Company, the Shareholders (relating to the Business) or that otherwise relates to or may affect the Business, or any of the assets owned or used by the Company; or

                    (ii) that has been commenced by or against the Company or the Shareholders, that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

     To the knowledge of the Company and the Shareholders, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a reasonable basis for the commencement of any such Proceeding. The Company has delivered to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Part 3.14 of the Disclosure Letter. The

     Proceedings listed in Part 3.14 of the Disclosure Letter will not interfere in any material respect with, or result in costs, expenses or damages exceeding $20,000, in the aggregate to, the Business, operations, assets, condition, or prospects of the Company. Also listed in Part 3.14 of the Disclosure Letter are all Proceedings commenced or, to the knowledge of the Company and the Shareholders, Threatened by or against the Company within the last three years, and a description of the outcome thereof.

          (b)  Except as set forth in Part 3.14 of the Disclosure Letter:

                    (i) there is no Order to which the Company, or any of the assets owned or used by the Company, is subject;

                    (ii) no shareholder of the Company is subject to any Order that relates to the business of, or any of the assets owned or used by the Company; and

                    (iii) no officer, director, or to the knowledge of the Company or the Shareholders, no agent, or employee of the Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Company.

          (c)  Except as set forth in Part 3.14 of the Disclosure Letter:

                    (i) the Company is, and at all times has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

                    (ii) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is subject; and

                    (iii) the Company has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is or has been subject.

     3.15 Absence of Certain Changes and Events.  Except as set forth in Part
3.15 of the Disclosure Letter, since January 1, 1997, the Company has conducted its business only in the Ordinary Course of Business and there has not been any:

                    (i) payment by the Company of any bonuses or compensation other than regular salary payments, or increase in the salaries, or payment on any debt of the Company, to any stockholder, director, officer, or employee, or entry into any employment, severance, or similar Contract with any director, officer, or employee;

                    (ii) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company;

                    (iii) damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Company;

                    (iv) entry into, termination of, or receipt of notice of termination of (A) any joint venture, credit, or similar agreement, or
          (B) any Contract or transaction involving a total remaining commitment by the Company of at least $25,000;

                    (v) loan or advance by the Company to any Person other than sales to customers on credit in the Ordinary Course of Business, or discharge or satisfaction of any liability exceeding $25,000, except in the Ordinary Course of Business;

                    (vi) sale (other than sales of supplies or equipment in the Ordinary Course of Business), lease, or other disposition of any asset or property of the Company or mortgage, pledge, or imposition of any Encumbrance on any material asset or property of the Company, including the sale, lease, or other disposition of any of the Intangible Property;

                    (vii) cancellation or waiver of any claims or rights with a value to the Company in excess of $25,000;

                    (viii) material change in the accounting methods used by the Company;

                    (ix) agreement, whether oral or written, by the Company to do any of the foregoing set forth in (i) through (viii);

                    (x) liability incurred outside of the Ordinary Course of Business; or

                    (xi) material diminution in the value of any asset material to the Business.

     3.16 Contracts; No Defaults.

          (a) Part 3.16 of the Disclosure Letter contains a complete and accurate list of all Applicable Contracts described in (i) through (xv) below. In addition, the Company has delivered to Buyer true and complete copies (or forms thereof, where form agreements are used; provided that any and all deviations or changes to the forms in any individual case are described in Part 3.16 of the Disclosure Letter), of all Applicable Contracts described in (i) through (xv) below.

                    (i) each Contract that involves performance of services or delivery of goods or materials by the Company of an amount or value in excess of $25,000;

                    (ii) each Contract that involves performance of services or delivery of goods or materials to the Company of an amount or value in excess of $25,000;

                    (iii) each Contract relating to the borrowing of money, the guaranty of another Person's borrowing of money, or the creation of an Encumbrance on the assets of the Company;

                    (iv) each Contract not in the Ordinary Course of Business involving expenditures or receipts of the Company in excess of $25,000 or providing for an express undertaking by the Company to be responsible for consequential damages;

                    (v) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real property or personal property with a remaining commitment of $25,000, in any one case;

                    (vi) each licensing agreement (regardless of whether the Company is licensor or licensee), maintenance or support agreement, escrow agreement, or other Contract with respect to the use of any Intangible Property, including agreements with current or former employees, consultants, and contractors regarding the development, appropriation or the non-disclosure any Intangible Property of the Company;

                    (vii) each Contract with employees, officers, and directors, and Contracts with any labor union or other employee representative of a group of employees relating to wages, hours, and other conditions of employment, and each agreement providing for the Company to indemnify any Person;

                    (viii) each Contract of which the Company or the Shareholders have knowledge and to which any employee, consultant, or contractor of the Company is bound that in any manner purports to (A) restrict such employee's, consultant's, or contractor's freedom to engage in any line of business or activity or to compete with any other Person, or (B) assign to any other Person such employee's, consultant's, or contractor's rights to any copyright, software, invention, improvement, or discovery;

                    (ix) each joint venture, partnership, and other Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company with any other Person;

                    (x) each Contract containing covenants that in any way purport to restrict the Company's business activity or limit the freedom of the Company to engage in any line of business or to compete with any Person;

                    (xi) each Contract providing for payments to or by any Person based on sales, purchases, or profits, including distribution, reseller and sales representative agreements, other than direct payments for goods by end users of Company products;

                    (xii) each power of attorney that is currently effective and outstanding;

                    (xiii) each Contract for capital expenditures in excess of $25,000;

                    (xiv) each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by the Company; and

                    (xv) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

     The parties agree that (i) commitments to media and production expenses which are fully reimbursable from clients and (ii) estimates or purchase orders given in the Ordinary Course Of Business relating to the execution of projects, do not have to be set forth on Part 3.16 of the Disclosure Letter.

          (b) Except as set forth in Part 3.16 or Part 3.2 of the Disclosure Letter, all of the Contracts listed or required to be listed in Part 3.16 of the Disclosure Letter are in full force and effect and are valid and enforceable in accordance with their terms, and no event has occurred or circumstance exists that would give the Company or to the knowledge of the Company or the Shareholders any other Person the right (with or without notice or lapse of time) to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any such Contract. Without giving effect to this Agreement and the transactions contemplated hereby, immediately preceding the Closing, the Company has not caused a default to occur under any Contract material to the Business.

          (c) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate amounts of $25,000 or more, paid or payable to the Company under current or completed Contracts with any Person, and no such Person has made written demand for such renegotiation.

     3.17 Insurance. Part 3.17 of the Disclosure Letter contains a complete and accurate list of all insurance policies (including "self-insurance" programs) now maintained by the Company (the "Insurance Policies") and all general liability policies maintained by the Company during the past three years with respect to the Company's business or assets and all claims (other than usual and customary claims for health care benefits) made under any such current or prior insurance policies. The Insurance Policies are in full force and effect, the Company is not in default under any Insurance Policy, and no claim for coverage under any Insurance Policy has been denied. The Company covenants and agrees that all of the Insurance Policies will be maintained by the Company in full force and effect through and including the Closing Date. To the knowledge of the Company and the Shareholders, the Insurance Policies are reasonably prudent and adequate for the operation of the Business.

     3.18 Environmental Matters.

          (a) The Company has never generated, transported, treated, stored, disposed of or otherwise handled any Hazardous Materials (as defined below) at any site, location or facility in connection with its business, its assets or its leased premises ("Leased Premises") and no such Hazardous Materials are present on, in or under the Leased Premises used in connection with the operation of the Company's business, and to the knowledge of the Company and the Shareholders, such property does not contain (including without limitation, containment by means of any underground storage tank) any Hazardous Materials in violation of any applicable Environmental and Safety Requirement (as defined below). To the knowledge of the Company, there are no underground storage tanks on the Leased Premises.

          (b) The Company (i) is in compliance, in all material respects, with all applicable Environmental and Safety Requirements, and (ii) except as set forth on Part 3.13(a) of the Disclosure Letter, possesses all required permits, licenses, certifications and approvals and has filed all notices or applications required thereby or pertaining thereto which are material to the operation of the Business.

          (c) The Company has never been subject to, or received any notice (written or oral) of, any private, administrative or judicial inquiry, investigation, order or action, or any notice (written or oral) of any intended or threatened private, administrative, or judicial inquiry, investigation, order or action relating to the presence or alleged presence of Hazardous Materials in, under or upon the Leased Premises, and, to the knowledge of the Company or the Shareholders, there is no reasonable basis for any such inquiry, investigation, order, action or notice; and there are no pending or, to the knowledge of the Company or the Shareholders, threatened investigations, actions, orders or proceedings (or notices of potential investigations, actions, orders or proceedings) from any governmental agency or any other entity regarding any matter relating to Environmental and Safety Requirements.

                    (d) To the knowledge of the Company and the Shareholders, no facts, events or conditions with respect to the past or present operations or facilities of the Company exist which could reasonably be expected to interfere with or prevent continued compliance with, or could give rise to any common law or statutory liability or otherwise form the basis of any claim, action, suit, proceedings, hearing or investigation against or involving the Company, its assets or properties or the Leased Premises under any Environmental and Safety Requirement or related common law theories based on any such fact, event or circumstance, including, without limitation, liability for investigation costs, cleanup costs, personal injury or property damage.

                    (e) For purposes of this Agreement, "Environmental and Safety Requirements" means all federal, state and local statutes, laws, rules, regulations, codes, ordinances, orders, standards, permits, licenses, actions, policies and requirements (including consent decrees, judicial decisions and administrative orders) relating to protection, preservation or conservation of the environment and public or worker health and safety, all as amended, hereafter amended or reauthorized. For purposes of this Agreement, "Hazardous Materials" means (i) hazardous substances, as defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. (S)9601 et seq.; (ii) hazardous wastes as defined by the Resource Conservation and Recovery Act, 42 U.S.C. (S)6901 et seq.; (iii) petroleum, including without limitation, crude oil or any fraction thereof which is liquid at standard conditions of temperature and pressure (60 degrees Fahrenheit and 14.7 pounds per square inch absolute); (iv) any radioactive material, including, without limitation, any source, special nuclear, or by-product material as defined in 42 U.S.C. (S)2011 et seq.; (v) asbestos in any form or condition; (vi) polychlorinated biphenyls; and (vii) any other material, substance or waste to which liability or standards of conduct may be imposed under any Environmental and Safety Requirements.

     3.19 Employees. Part 3.19 of the Disclosure Letter contains a complete and accurate list of the following information for each employee of the Company, including each employee on leave of absence or layoff status: name; job title; current compensation paid or payable (and any change in compensation since January 1, 1996 for employees with an annual salary in excess of $75,000); vacation accrued; and service credited for purposes of vesting and eligibility to participate under the Company's pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, other Scheduled Plans, or any other employee benefit plan. To the knowledge of the Company or the Shareholders (without inquiry), no former or current employee or current or former officer or director of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, between such employee or officer or director and any other Person ("Proprietary Rights Agreement") that in any way adversely affected, affects, or will affect (i) the performance of his duties as an employee or officer or director of the Company, or (ii) the ability of the Company to conduct its business including any Proprietary Rights Agreement with the Company by any such employee or director. Neither the Company or the Shareholders have any reason to believe (without inquiry) that any director, officer, or other employee of the Company intends to terminate his or her employment with the Company (or refuse employment with the Buyer, as the case may be), as a result of the Contemplated Transaction or otherwise.

     3.20 Labor Disputes; Compliance. Except as set forth in Part 3.20 of the Disclosure Letter, the Company has never been a party to any collective bargaining or other labor Contract. There has never been, there is not presently pending or existing, and to the knowledge of the Company or the Shareholders, there is not Threatened, any strike, slowdown, picketing, work stoppage, labor arbitration, or proceeding in respect of the grievance of any employee, application or complaint filed by an employee or union with the National Labor Relations Board or any comparable Governmental Body, organizational activity, or other labor dispute against or affecting the Company (including without limitation the Screen Actors Guild or AFTRA), and no application for certification of a collective bargaining agent is pending or, to the knowledge of the Company or the Shareholders, is Threatened. No event has occurred or, to the knowledge of the Company or the Shareholders, circumstance exists that could provide any reasonable basis for any work stoppage or other labor dispute. There is no lockout of any employees by the Company, and no such action is contemplated by the Company. The Company has complied in all material respects with all Legal Requirements, and except as set forth in Part 3.20 of the Disclosure Letter, there is no allegation, charge or complaint or Proceeding pending or, to the knowledge of the Company or the Shareholders (without inquiry), Threatened against the Company or any of its officers, directors or employees, relating to employment, equal employment opportunity, discrimination, harassment, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing, and neither the Company nor the Shareholders have knowledge of any reasonable basis for any such allegation, charge, complaint, or Proceeding.

     3.21 Intangible Property.

          (a) Part 3.21(a) of the Disclosure Letter sets forth a true, correct and complete list of each patent, trademark, trade name, service mark, brand mark, brand name, industrial design and copyright owned or used in business by the Company (except for "off the shelf" computer software licenses purchased at retail by the Company), as well as all registrations thereof and pending applications therefor, and each license or other contract relating thereto (collectively with any other intellectual property owned or used in the business by the Company, and all of the goodwill associated therewith, the "Intangible Property") and indicates, with respect to each item of Intangible Property listed thereon, the owner thereof and, if applicable, the name of the licensor and licensee thereof and the terms of such license or other contract relating thereto. Except as set forth in Part 3.21(a) of the Disclosure Letter, each of the foregoing items of Intangible Property are owned free and clear of any and all Encumbrances and the Company has not received any notice to the effect that any other entity has any claim of ownership with respect thereto. To the knowledge of the Company and the Shareholders, the use of the Intangible Property, or any other intellectual property owned or licensed by another Person which is used by the Company in connection with the Business, does not conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including, without limitation, any intellectual property right, patent, trademark, trade name, service mark, brand mark, brand name, computer program, industrial design, copyright or any pending application therefor of any other person or entity. Except as set forth in Part 3.21(a) of the Disclosure Letter, no claims have been made, and the Company has not received any notice, nor does the Company or the Shareholders have any knowledge of any reasonable basis for any claims, that any of the Intangible Property is invalid, conflicts with the asserted rights of other entities, or has been used or enforced (or has failed to be used or enforced) in a manner that would result in the abandonment, cancellation or unenforceability of any item of the Intangible Property. The term Intangible Property shall not include to any intellectual property provided to the Company by a client of the Company which intellectual property is owned or licensed by such client and used by the Company in the Ordinary Course of Business pursuant to such client's request in the course of rendering services to such client (i.e. use of a client's tradename or trademark).

          (b) To the knowledge of the Company and the Shareholders, the Company possesses all Intangible Property material to the Business, including, without limitation, all know-how, formulae and other proprietary and trade rights and trade secrets, necessary for the conduct of the Business as now conducted. The Company has not taken or failed to take any action that would result in the forfeiture or relinquishment of any such Intangible Property used in the conduct of the Business as now conducted.

     3.22 Certain Payments. Neither the Company, the Shareholders or directors, nor to the knowledge of the Company or the Shareholders, any officer, agent, or employee of the Company or any other Person associated with or acting for or on behalf of the Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business,
(ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Person affiliated with the Company, or (iv) in violation of any Legal Requirements, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

     3.23 Bank Accounts. Part 3.23 of the Disclosure Letter contains a complete and accurate list of each bank or other financial institution at which the Company has an account or safe deposit box, the number of each such account or box, and the names of all persons authorized to draw on such accounts or to have access to such boxes.

     3.24 Disclosure. To the knowledge of the Company or the Shareholders, no representation or warranty of the Company or the Shareholders in this Agreement and no statement in the Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

     3.25 Relationships with Related Persons. Neither the Company, the Shareholders nor, to the knowledge of the Company or the Shareholders, any other Related Person of the Company has any interest in any property (whether real, personal, or mixed and whether tangible or intangible) used in or pertaining to the Business. Neither the Company, the Shareholders, nor any other Related Person of the Company owns, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has (i) had business dealings or a material financial interest in any transaction with the Company, or (ii) engaged in competition with the Company with respect to any line of products or services of the Company (a "Competing Business") in any market presently served by such the Company except for less than one percent of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth in Part 3.16 of the Disclosure Letter, neither the Company, the Shareholders nor, to the knowledge of the Company or the Shareholders, any other Related Person of the Company is a party to any Contract with, or has any claim or right against, the Company. All money owed by the Company to Related Persons (other than for salary) are for bona fide debts.

     3.26 Client Relationships. Set forth in Part 3.26 of the Disclosure Letter is a true and complete list of the Company's top twenty (20) client accounts for the past two (2) fiscal years (including, but not limited to, AT&T), measured by gross revenues in each year (the "Major Customers"), and the key Company employees which manage the account, including the account manager and the creative team assigned to each such account. In the last twelve months, no Major Customer has canceled or otherwise terminated, or, to the knowledge of the Company or the Shareholders, Threatened to cancel or otherwise terminate, its relationship with the Company, or reduced, or Threatened to reduce, its business with the Company. The Company has not received any written or oral notice and has no knowledge that any Major Customer intends to cancel or otherwise modify its relationship with Company (and, after the Closing, the Buyer) on account of the Contemplated Transaction or otherwise.

     3.27 Suppliers. Set forth in Part 3.27 of the Disclosure Letter is an accurate and complete list of the top ten (10) Company's vendors (by dollar volume of sales during fiscal year 1996). No vendor has canceled or otherwise terminated, modified or, to the Company's or the Shareholders' knowledge, threatened to cancel or otherwise terminate, or to modify, its relationship with the Business on account of the Contemplated Transaction or otherwise.

     3.28 Tangible Net Worth. The Company and the Shareholders represent and warrant that the Company has not distributed in excess of $475,000 to the Shareholders (other than for reimbursable expenses and pursuant to the benefits provided to the Shareholders as employees of the Company in the Ordinary Course of Business) from January 1, 1997 through and including the Closing Date.

     4.  REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

     Buyer and Parent hereby, jointly and severally, represent and warrant to the Company and the Shareholders as follows:

     4.1 Organization and Good Standing. Buyer and Parent are corporations duly incorporated, validly existing, and in good standing under the laws of the State of Delaware, its state of incorporation.

     4.2  Authority; No Conflict.

          (a) This Agreement, the Escrow Agreement and the Noncompetition Agreements constitute the legal, valid, and binding obligation of Buyer and Parent, enforceable against them in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, moratorium, reorganization, or similar laws affecting creditor's rights generally and by general equitable principles (whether considered in a proceeding at equity or at law) and implied covenants of good faith and fair dealing. Buyer and the Parent each has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and Buyer's Closing Documents and to perform its obligations under this Agreement and Buyer's Closing Documents.

          (b) Neither the execution and delivery of this Agreement and Buyer's Closing Documents by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to: (i) any provision of Buyer's Organizational Documents; (ii) any resolution adopted by the board of directors or the stockholders of Buyer; (iii) any Legal Requirement or Order to which Buyer may be subject; or (iv) any Contract to which Buyer is a party or by which Buyer may be bound. Buyer is not required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement by Buyer or the consummation or performance of any of the Contemplated Transactions by Buyer.

          (c) The execution and delivery of this Agreement and the Buyer's Closing Documents by each of Parent and Buyer and the consummation of the transactions contemplated hereby have been duly authorized by all required corporate action on behalf of each of Parent and Buyer.

     4.3 Certain Proceedings. There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer's knowledge, no such Proceeding has been Threatened.

     5.   ADDITIONAL AGREEMENTS

     5.1  Tax Distributions.

          (a) The parties agree that as soon as practicable following the Closing, Fink, Ross & Post, Certified Public Accountants (the "Company Accountants") will determine the amount of (i) the excess of (A) items of income (including nonseparately computed income) over (B) items of loss or deduction (including nonseparately computed loss), all within the meaning of Section 1366(a) of the Code, of the Company for the period extending from January 1, 1997 through the Closing Date (such excess being the "S Corporation Taxable Income") (computed on the assumption that the Company closed its books on the Closing Date) and (ii) the (A) face amount of the accounts receivable, (B) the amount of work in process, and (C) the amount of prepaid expenses all as existing on the Closing Date on the accounting records of the Company, less all payables and other accruals assumed by Buyer hereunder, the payment of which would give rise to a tax deduction in the year of payment (the "Other Taxable Income").

          (b) Upon the sole determination by the Company Accountants (the "Company Accountant Determination") of (A) the S Corporation Taxable Income, the Buyer agrees to pay the Company, subject to 5.1(c) below, the amount of the additional federal, state, and/or local tax liability that both Shareholders and/or the Company will incur for their respective 1997 taxable years over the amount such parties would have incurred in such taxable years had the S Corporation Taxable Income been $0 and (B) the Other Taxable Income, the Buyer agrees to pay the Company, subject to 5.1(c) below, the excess of (i) the amount of the additional federal, state, and/or local tax liability that both Shareholders and/or the Company would have incurred for their respective 1997 taxable years had such Other Taxable Income constituted ordinary income for federal, state, and local tax purposes incurred for such tax purposes by the Company on the Closing Date less (ii) $150,000.

          (c) In the event Arthur Andersen L.L.P. (the "Buyer Accountants") do not agree with the Company Accountant Determination (i) Buyer and Buyer Accountants shall notify the Company and the Company Accountants (but not later than 10 business days after delivery of the Company Accountant Determination to Buyer and Buyer Accountants), (ii) the Buyer or Parent shall immediately following delivery of such notice referred to in (i) above pay to the Company the amount determined by the Buyer Accountants to be due to the Company (the "Undisputed Amount") and (iii) any disputed amount shall be submitted to the New York office of Ernst & Young, L.L.P. ("E&Y") who shall review all appropriate records and make a final determination (the "Final Determination") as to whether all or any portion of the disputed amount should be due to the Company under Sections 5(a) and
     (b) above. Such Final Determination shall be final and binding on the parties and enforceable in a court of competent jurisdiction. If the Final Determination is more than the Undisputed Amount, such shortfall of the Undisputed Amount (the "Shortfall") shall be paid immediately by the Buyer or Parent to the Company. In addition, the Buyer or Parent shall also pay to the Company interest (based on an annualized interest rate equal to Parent's then existing borrowing rate) on the Shortfall for the period beginning on the date the Undisputed Amount was paid through the date the Final Determination is paid. The fees and/or expenses of E&Y shall be borne by
     (i) the Shareholders if a Shortfall fails to exist and (ii) the Buyer or Parent if a Shortfall is determined to exist. The Shareholders agree to cooperate, in good faith, with the Buyer and Parent and provide the Buyer Accountants and E&Y with all necessary documentation and information necessary to resolve the matters set forth above.

          (d) The Shareholders agree, however, that upon (A) the exercise of any of the options, if any, held by them to purchase the Parent's common stock and (B) the subsequent sale of such common stock, each Shareholder shall immediately pay to Buyer 50% of the proceeds of such sale up to, but not exceeding, an amount equal to the difference of (i) 50% of the amount paid by the Buyer to the Seller pursuant to the second sentence of paragraph (b), above, of this Section 5.1 in respect of the Other Taxable Income less (ii) all amounts previously paid by the Shareholders to the Buyer pursuant to this sentence.

          (e) The parties agree that they will cooperate with each other in providing the necessary documentation to calculate the amounts due to the Company, and the corresponding repayment upon exercise of the options, pursuant to this Section 5.1.

     5.2  Noncompetition and Nondisclosure.

          (a) (i) The Company acknowledges that (A) the Company is one of the limited number of Persons who are intimately familiar with the Business; (B) the Company has grown and developed the Business and (C) the Business is currently conducted throughout the world.

                 (ii) Accordingly, the Company covenants and agrees that it will not Compete with the Business, for a period of thirty six (36) successive months following the Closing (the "Term"). As used herein, the term "Compete with the Business" shall mean to directly or indirectly: (A) engage in the Business (or a business that provides the same or substitute products or services offered by or available from Buyer) anywhere the Company has conducted (or where the Buyer will conduct) the Business; (B) solicit any Person who is a customer of the Company (which customers will become customers of the Buyer upon the Closing) immediately preceding the Closing or who becomes a customer of the Buyer at any time after the Closing or during the twenty-four (24) month period immediately prior to any such solicitation (a "Customer"), for the purpose of marketing, selling or providing to any Customer any services or products offered by or available from the Buyer at the time of such solicitation or otherwise seek to influence or alter any Customer's relationship with the Buyer,
          (C) employ or
          engage, recruit or solicit for employment or engagement, any person who is or 1becomes employed or engaged by the Buyer, the Parent or any of their affiliates during the Term or during the eighteen-month period preceding the Term or otherwise seek to influence or alter any such employee's relationship with the Buyer, Parent or their respective affiliates (including those Company employees hired by Buyer).

                (iii) Nothing in this Section 5.2 shall prevent the Company from owning not more than an aggregate of two percent (2%) of the publicly traded equity securities of any competing enterprise (so long as it has no power to manage, operate, advise, consult with or control the competing enterprise and no power, alone or in conjunction with other affiliated parties, to select a director, general partner, or similar governing official of the competing enterprise).

                 (iv) The Company acknowledge that the foregoing restrictions placed upon it are necessary and reasonable in scope and duration to adequately protect the Buyer's interests, the goodwill of Buyer and the Business (including the goodwill purchased by Buyer hereunder), and are a material inducement to Buyer to execute, deliver and perform its obligations arising under or pursuant to the transactions contemplated by this Agreement or the Transaction Documents.

          (b) (i) The Company recognizes and acknowledges that certain knowledge and information which the Company and its officers, directors and shareholders have acquired or developed relating to the Business, including its pricing and quotation techniques, costs, developments, activities or products of the Business or the business affairs of any person or entity doing business with the Business, such as, but not limited to, customer and supplier lists, cost and selling and service prices for specific vendor, customers' needs and requirements, and all inventions, ideas, discoveries, creations, developments, improvements, patents, patent applications, know how, technology, designs and processes so acquired (collectively, "Confidential Information") will be the valuable property of Buyer as a result of the consummation of the transactions contemplated by this Agreement and the Transaction Documents and, following the Closing, shall be held by the Company (and its affiliates, officers, directors and shareholders) in confidence and trust for the sole benefit of Buyer.

                 (ii) The Company (and each of its directors) agrees (and shall use its best efforts to cause each of its officers and employees) not to use, disclose, divulge or publish, in any manner whatsoever, without the prior written consent of Buyer at any time during the Term hereof or thereafter, any Confidential Information; provided, however, that Confidential Information shall not include (a) information which is known to the public (other than as a result of a violation of this covenant) or in the public domain or (b) information which such party is required to disclose pursuant to law or order of a court having jurisdiction over such party (provided that such party offers Buyer a reasonable opportunity to obtain an appropriate protective order or administrative relief against disclosure of such Confidential Information).

                (iii) All memoranda, notes, lists, records and other documents or papers (and all copies thereof), including such items stored in computer memories, or microfiche or by any other means, made or compiled by or on behalf of the Company, and copies of records made by or made available to the Company relating to the Business of Buyer are and shall be Buyer's property and shall be delivered to Buyer promptly upon the request of Buyer.

          (c) Rights and Remedies Upon Breach. Upon a breach, or threatened breach, of any of the provisions of Sections 5.2(a) or 5.2(b) (the "Restrictive Covenants"), Parent and Buyer shall have the right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, without the necessity of posting a bond, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to Parent and Buyer and that money damages would not provide an adequate remedy to Parent and Buyer. Parent and Buyer shall also have any other rights and remedies available to Parent and Buyer under law or in equity.

          (d) Severability of Covenants. The parties hereto acknowledge and agree that the Restrictive Covenants are reasonable and valid in geographical and temporal scope and in all other respects and are necessary for the protection of legitimate, protectible interests acquired by Parent and Buyer hereunder.

    5.3 Allocation of Purchase Price. Within 30 days after the Closing, the Company and Buyer will, in good faith, agree to an allocation of the Purchase Price in accordance with Section 1060 of the Code. For this purpose, the parties hereto agree that the fair market value of, and the Purchase Price allocable to, the tangible personal property of the Company is equal to the book value of such property net of depreciation as reflected on the Balance Sheet, appropriately adjusted to reflect changes since the Balance Sheet Date. The parties further agree that the $17 million in cash paid at Closing to the Company will be allocated first to receivables, other current assets, and the tangible assets to the extent of the aggregate value thereof, and thereafter to goodwill or other intangible assets, and that the deferred purchase price represented by the Escrow and Earn Out shall be allocated to goodwill or other capital assets. The Company and Buyer will report the allocation of the Purchase Price in a manner entirely consistent with such agreement in all tax returns and forms (including without limitation, Form 8594 filed with Parent's and the Company's respective federal income tax returns for the taxable year that includes the Closing Date) and in the course of any tax audit, tax review or tax litigation relating thereto. The Company and Buyer shall cooperate with each other to prepare the Forms 8594 in the manner required by this Section 5.3. The Company and Buyer shall each deliver to the other a copy of the Form 8594 it files with its respective federal income tax return.

     5.4  Y.A.R. Name.   At the Closing, the Company shall execute, and deliver
copies to Buyer of, all documents necessary to change its corporate name to a name dissimilar to "Y.A.R. Communications" and promptly thereafter the Company agrees to file all such documents with the appropriate Persons and Governmental Bodies.

     5.5  Agreements Regarding Employees After Closing.

          (a) Other than as may be provided in the Employment Agreements, Buyer shall offer employment to all employees of the Company effective as of the Closing Date (including those employees who are on vacation, temporary lay-off, leave of absence, sick leave or short- or long-term disability) on economic terms substantially equivalent to the terms of their employment with the Company immediately prior to the Closing (such personnel who accept such employment, the "Affected Employees"). In addition, from and after the Closing Date until otherwise determined by the Board of Directors of Buyer in its sole discretion, Buyer shall use all reasonable efforts to provide the Affected Employees with substantially similar health, welfare and other employee benefits as provided by the Company to such employees immediately prior to the Closing Date. In the event any employee of the Company fails to accept the employment offered by Buyer, all liabilities associated with the termination of any such employee's employment with the Company (including, without limitation, severance benefits) shall be borne by the Company and the Shareholders, and shall not be assumed by Buyer. All Affected Employees shall be subject to all rules, regulations, requirements and policies applicable to all new hires of Buyer. Notwithstanding anything to the contrary contained herein, in no event will the terms of this
     Section 5.5 (i) deem any employee of the Company to be a third party beneficiary hereunder, (ii) create an employment contract between Buyer and/or any of its affiliates and any of the Company's employees (including the Affected Employees) or (iii) require or obligate Buyer to keep any Affected Employee in its employ for any period of time under any specific terms.

          (b) The Buyer shall recognize under its employee benefit plans, programs, arrangements and policies, in which an Affected Employee will participate, the service credited to the Affected Employee as of the Closing Date for purposes of any waiting period, eligibility conditions and benefits.

     5.6  Management of Buyer During the Applicable Term.

          (a) Buyer and Parent agree that from and after the Closing Date through the end of the Applicable Term, Parent shall cause: (i) the operations of Buyer to be conducted and managed as a separate subsidiary, which will be authorized to conduct the Business in substantially the same manner as the operations of the Company were conducted prior to the Closing Date; (ii) the Board of Directors of Buyer to consist of at least five directors; and (iii) each Shareholder to be elected to the Board of Directors of the Buyer and to remain a director of Buyer as long as such Shareholder is a full-time employee of Buyer, provided that if either Shareholder ceases to be a director of Buyer, the other Shareholder shall have the right to designate a replacement director, which replacement director must be a full-time employee of Buyer and reasonably acceptable to the Chief Executive Officer of Parent.

          (b) Parent and Buyer agree that, from and after the Closing Date through at least the end of the Applicable Term, the By-Laws of Buyer will be as set forth in Exhibit 5.6 hereto, and that such By-Laws shall not be amended or repealed during the Applicable Term without the consent of the Shareholders, which consent shall not be unreasonably withheld, conditioned or delayed.

          (c) During the Applicable Term, the Buyer and Parent shall establish and agree on an annual operating budget for Buyer (the "Budget") for each calendar year. The parties hereto agree that during the Applicable Term, so long as the actual operating results of Buyer are not diverging in any material manner from the Budget without the prior written consent of the Chief Executive Officer of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), neither Parent nor the Board of Directors of Buyer will require Buyer (i) to hire or fire any of its staff employees, (ii) to change, in any material manner, the base salaries or bonus structure provided by Buyer to its employees, (iii) to terminate its relationship with any client of Buyer that represented in excess of $7 million in revenue to Buyer for the previous twelve month period and (iv) to provide services to any client.

          (d) In the event Parent desires to consummate a sale of the Business to an unaffiliated third party purchaser, whether by way of a sale of assets, stock, merger, consolidation or other transaction, the following is agreed to:

                  (i) such third party purchaser will assume all of the obligations of Parent and Buyer set forth in Section 1.7 above (the "Earn Out Obligations") and, in such case, all of Parent's and Buyer's obligations under Section 1.7 shall automatically terminate.

                 (ii) if such third party purchaser fails to assume the Earn Out Obligations in connection with such sale, the Parent and the Shareholders shall discuss, in good faith, and agree on an amount to be paid to the Company to fulfill and terminate the Earn Out Obligations. If the Parent and the Shareholders are unable to agree on such amount, the Parent and Shareholders shall promptly agree on and retain an independent nationally recognized investment banking firm to determine the amount of the Earn Out Obligations to be paid to the Company. The determination of the Earn Out Obligation to be paid (whether by agreement between the Parent and the Shareholders or the determination by such investment banking firm) shall (i) be binding, final and conclusive upon the parties and enforceable in a court of law and (ii) consider all historical and prospective financial and other information, all appropriate facts and circumstances existing at the time of such determination and present value discounts. Any payment of the Earn Out Obligations shall be made promptly upon the receipt by the Parent of the proceeds from the sale of the Business to such third party purchaser.

          (e)  Without limiting the terms and conditions set forth in this
     Section 5.6, the Shareholders agree, understand and acknowledge that Buyer will be operated as a wholly-owned subsidiary of Parent and, in connection therewith, the Parent and the Board of Directors of Buyer shall have all power, authority and control over Buyer, without restriction, as provided under all applicable laws in order to fulfill their fiduciary duties; provided, however, the Parent agrees that it will inform, and consult with, the Chief Executive Officer of Buyer prior to implementing (or causing the Board of Directors of Buyer to implement) any material change to the business or operations of Buyer.

     5.7  Transfer Tax Compliance.  The Company and Buyer shall comply with
Section 14.15 of the New York State Tax Law relating to the New York State Real Property Transfer Tax and Chapter 21, Title 11 of the Administrative Code of the City of New York relating the New York City Real Property Transfer Tax and any similar taxes of other applicable jurisdictions (all such taxes collectively, the "Transfer Taxes"). For such purposes, the Company and the Buyer agree that the leasehold interests of the Company have no value and that no portion of the Purchase Price is allocable thereto. At the Closing, the Company shall deliver and cause to be filed all returns required to be filed in connection with the Transfer Taxes. The Transfer Taxes and the costs and expenses incurred by Parent, Buyer, the Company or the Shareholders as a result of a dispute with any Governmental Body in connection with the Transfer Taxes, shall be the sole responsibility of the Company and the Shareholders.

     5.8 Sales Tax Liability. Buyer and the Company shall use their reasonable best efforts to obtain all necessary sales tax exemptions and take all such other action as may be necessary or advisable to cause the transfer of the Purchased Assets to Buyer not to be subject to sales tax. To the extent that, despite all such actions, the transfer of any Purchased Assets to the Buyer gives rise to sales tax liability or other transfer, purchase or recordation documentary tax and fees (collectively, "Sales Taxes"), the Buyer shall promptly pay such Sales Taxes to the appropriate tax authorities and any costs and expenses incurred by Parent, Buyer, the Company or the Shareholders as a result of a dispute with any Governmental Body in connection with the Sales Taxes, shall be the sole responsibility of the Parent and Buyer.

     5.9 Successor Employer. Buyer agrees that it shall elect treatment as a "successor employer" for withholding tax purposes with respect to the 1997 calendar year.

     5.10 Assumption of 401(k) Plan. Effective as of the Closing Date, the Company shall assign and Buyer shall assume and accept, all rights, obligations, responsibilities and duties as the employer under the Company's existing 401(k) plan and Buyer and the Company shall execute any and all documents necessary to effectuate such assumption as of the Closing Date; provided, however, Buyer may, in its sole discretion, (A) terminate or amend such 401(k) plan or (B) transfer all of Buyer's employees' (including the Affected Employees) 401(k) plan accounts into any profit sharing plans that may be offered, from time to time, by Parent to the employees of Parent.

     5.11 Board Representation. Immediately after the Closing, the Parent shall hold a Special Meeting of the Board of Directors and recommend the election of Yuri as a director of Parent, effective immediately. Further, Parent agrees to nominate Yuri as part of management's slate of directors in each subsequent election of directors provided Yuri is a full-time employee of Buyer at the time of such election.

     5.12 Stock Options. Immediately after the Closing, Parent shall issue 1,000,000 options to purchase Parent's common stock to certain Affected Employees, effective as of the Closing, in the amounts set forth in Part 5.12 of the Disclosure Letter. Such options shall be issued in accordance with the terms and conditions set forth in Parent's standard employee stock option plan (the "Plan"). The options issued to Yuri and Anna shall be issued pursuant to a stock option agreement in the form of Exhibit 5.12(i) attached hereto. The options issued to all of the other Affected Employees shall be issued pursuant to a stock option agreement in the form of Exhibit 5.12(ii) attached hereto.

     6.  INDEMNIFICATION; REMEDIES

     6.1  Survival.

          (a) The representations and warranties in this Agreement and any other certificate or document delivered pursuant to this Agreement will survive the Closing until the one year anniversary of the Closing Date (the "Sunset Period"), except that (a) the representations and warranties in Sections 3.10, 3.12 and 3.28 will survive until all applicable statutes of limitation (including extensions of such statutes) have elapsed, and (b) the representations and warranties in Section 3.5 concerning title to the Purchased Assets shall survive indefinitely. Notwithstanding the foregoing, a representation and warranty shall continue in effect in the event a claim for breach thereof has been made prior to the expiration of the Sunset Period and shall survive until such claim is fully resolved. The right to indemnification, reimbursement, or other remedy based on such representations and warranties will not be affected by any investigation conducted by Buyer.

          (b) Notwithstanding anything to the contrary set forth in this Agreement but subject to the terms set forth in Section 6.1(d), neither the Company nor the Shareholders shall be liable hereunder to a Buyer Indemnified Party as a result of any misrepresentation or Breach of any representation or warranty contained in this Agreement unless, and not until, the aggregate amount of all Losses incurred by all Buyer Indemnified Parties (in the aggregate) as a result of any such misrepresentations or Breaches under this Agreement exceeds $200,000 (the "Basket Threshold"), in which case the Company and the Shareholders shall only be liable for Losses in excess of $200,000.

          (c) Notwithstanding anything to the contrary set forth in this Agreement, but subject to the terms set forth in Section 6.1(d), following the Closing, the aggregate liability of the Company and the Shareholders to the Buyer Indemnified Parties for breaches of the representations or warranties set forth herein shall not exceed, in the aggregate, $10,000,000 (the "Cap").

          (d)  Each of the limitations set forth in subparagraphs (a), (b) and
     (c) above (including, without limitation, the Sunset Period, the Cap and the Basket Threshold) shall in no event apply to any Losses incurred by a Buyer Indemnified Party which relate, directly or indirectly, to (i) any fraudulent acts committed by the Company or the Shareholders (including, without limitation, fraud in connection with the Contemplated Transaction and any fraudulent acts by any officer, director, employee, agent or shareholder of the Company), (ii) any breach or misrepresentations of the representations and warranties contained in Sections 3.10(b), 3.28 and
     Section 3.5 concerning title to the Purchased Assets, (iii) an indemnification obligation under Sections 6.2(b) or 6.2(d) or (iv) the Company's and Shareholder's obligations set forth in Section 8.1 below to pay for their own expenses in connection with the Contemplated Transactions.

     6.2 Indemnification of Buyer. From and after the Closing, the Company and each of the Shareholders jointly and severally, on behalf of themselves and any of their respective successors and assigns, hereby agree to indemnify Buyer and its affiliates, shareholders, directors, partners, officers, employees, agents, representatives and successors, permitted assigns of Buyer and their respective affiliates (the "Buyer Indemnified Parties") and save and hold them harmless from and against and pay on behalf of or reimburse the Buyer Indemnified Parties as and when incurred for any and all liabilities, demands, claims, actions, causes of action, assessments, losses, costs, damages, deficiencies, taxes, fines or expenses (whether or not arising out of third party claims), including, without limitation, interest, penalties, reasonable attorneys' fees and all amounts paid in investigation, defense or settlement of any of the foregoing (collectively, "Losses"), which any Buyer Indemnified Party may suffer, sustain or become subject to, in connection with, incident to, resulting from or arising out of or in any way relating to or by virtue of:

          (a) any misrepresentation or breach of a representation or warranty made herein by the Company and/or the Shareholders;

          (b) any nonfulfillment or breach of any covenant or agreement on the part of the Company or the Shareholders under this Agreement (including the Escrow Agreement);

          (c) any action, demand, proceeding, investigation or claim by any third party (including any Governmental Body) against or affecting any Buyer Indemnified Party which, if successful, would give rise to or evidence the existence of or relate to a misrepresentation or breach of any of the representations, warranties, agreements or covenants of the Company or the Shareholders set forth in this Agreement; or

          (d) any liability or obligation or any assertion against a Buyer Indemnified Party, arising out of or relating, directly or indirectly, to any Excluded Liability.

The rights of the Buyer Indemnified Parties to indemnification under part (b) or
(d) of this Section 6.2 shall apply notwithstanding that the matter in question may be the subject of, excluded from or beyond the scope of any representation or warranty of the Company or the Shareholders in this Agreement.

     6.3 Indemnification of the Company. Each of Buyer and Parent, jointly and severally, on behalf of itself and its successors and assigns, hereby agrees to indemnify the Company and its affiliates, shareholders, directors, partners, officers, employees, agents, representatives, successors and permitted assigns of the Company and its respective affiliates (the "Company Indemnified Parties") and save and hold each of them harmless from and against and pay on behalf of or reimburse the Company Indemnified Party as and when incurred for any and all Losses which a Company Indemnified Party may suffer, sustain or became subject to, in connection with, incident to resulting from or arising out of or in any way relating to or by virtue of:

          (a) any misrepresentation or breach of a representation or warranty made herein by Buyer or Parent;

          (b) any non-fulfillment or breach of any covenant or agreement on the part of Buyer or Parent under this Agreement (including the Escrow Agreement);

          (c) any action, demand, proceeding, investigation or claim by any third party (including governmental agencies) against or affecting a Company Indemnified Party which, if successful, would give rise to or evidence the existence of or relate to a misrepresentation or breach of any of the representations, warranties, agreements or covenants of Buyer or Parent set forth in this Agreement; or

          (d) any liability or obligation or any assertion against a Company Indemnified Party arising out of Buyer's or Parent's failure to pay, satisfy or discharge the Assumed Liabilities.

Notwithstanding anything to the contrary contained in this Agreement or in any other document, certificate, agreement or otherwise, in the event an indemnification obligation of the Company or the Shareholders arises pursuant to this Agreement, which is final and non-appealable, the Buyer's and Parent's obligations to indemnify a Company Indemnified Party hereunder (whether pursuant to subparagraph (d) above or any other provision of this Section 6.3) shall not be applicable and be deemed null and void with respect to such matters.

The rights of the Company Indemnified Parties to indemnification under part (b) or (d) of this Section 6.3 shall apply notwithstanding that the matter in question may be the subject of, excluded from or beyond the scope of any representation or warranty of the Buyer or the Parent in this Agreement.

     6.4 Indemnification Procedure for Third Party Claims. In the event that subsequent to the Closing any person or entity entitled to indemnification under this Agreement (an "Indemnified Party") asserts a claim for indemnification or receives notice of the assertion of any claim or of the commencement of any action or proceeding by any entity who is not a party to this Agreement or an affiliate of a party to this Agreement (including, but not limited to any domestic or foreign court or Governmental Body, federal, state or local) (a "Third Party Claim") against such Indemnified Party, against which a party to this Agreement is required to provide indemnification under this Agreement (an "Indemnifying Party"), the Indemnified Party shall give written notice together with a statement of any available information (other than privileged information) regarding such claim to the Indemnifying Party within thirty (30) business days after learning of such claim (or within such shorter time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to such claim). The Indemnifying Party shall have the right, upon written notice to the Indemnified Party (the "Defense Notice") within fifteen days (15) after receipt from the Indemnified Party of notice of such claim, which notice by the Indemnifying Party shall specify the counsel it will appoint to defend such claim ("Defense Counsel"), to conduct at its expense the defense against such claim in its own name, or if necessary in the name of the Indemnified Party; provided, however, that the Indemnified Party shall have the right to approve the Defense Counsel, which approval shall not be unreasonably withheld or delayed, and in the event the Indemnifying Party and the Indemnified Party cannot agree upon such counsel within ten (10) days after the Defense Notice is provided, then the Indemnifying Party shall propose an alternate Defense Counsel, which shall be subject again to the Indemnified Party's approval which approval shall not be unreasonably withheld or delayed. If the parties still fail to agree on the Defense Counsel, then, at such time, they shall mutually agree in good faith on a procedure to determine the Defense Counsel.

          (a) In the event that the Indemnifying Party shall fail to give the Defense Notice within said 15 day period, it shall be deemed to have elected not to conduct the defense of the subject claim, and in such event the Indemnified Party shall have the right to conduct the defense in good faith and to compromise and settle the claim in good faith without prior consent of the Indemnifying Party and the Indemnifying Party will be liable for all reasonable costs, expenses, settlement amounts or other Losses paid or incurred in connection therewith.

          (b) In the event that the Indemnifying Party does deliver a Defense Notice and thereby elects to conduct the defense of the subject claim, the Indemnifying Party shall be entitled to have the exclusive control over said defense settlement of the subject claim and the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as it may reasonably request, all at the expense of the Indemnifying Party, and the Indemnified Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing. In such an event, the

     Indemnifying Party will not settle the subject claim without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld or delayed.

          (c) Without the prior written consent of the Indemnified Party, the Indemnifying Party will not enter into any settlement of any Third Party Claim or cease to defend against such claim, if pursuant to or as a result of such settlement or cessation, (i) injunctive relief or specific performance would be imposed against the Indemnified Party, or (ii) such settlement or cessation would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder.

          (d) If an Indemnified Party refuses to consent to a bona fide offer of settlement which provides for a full release of the Parent, Buyer and its affiliates and solely for a monetary payment which the Indemnifying Party wishes to accept, the Indemnified Party may continue to pursue such matter, free of any participation by the Indemnifying Party, at the sole expense of the Indemnified Party. In such event, the obligation of the Indemnifying Party shall be limited to the amount of the offer of settlement which the Indemnified Party refused to accept plus the costs and expenses of the Indemnified Party incurred prior to the date the Indemnifying Party notified the Indemnified Party of the offer of settlement.

          (e) Notwithstanding paragraph (b) above, the Indemnifying Party shall not be entitled to control, but may participate in, and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any claim (i) that seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party, (ii) to the extent such claim involves criminal allegations against the Indemnified Party, (iii) that if unsuccessful, would set a precedent that would materially interfere with, or have a material adverse effect on, the business or financial condition of the Indemnified Party, or (iv) to the extent such claim imposes liability on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder (including, without limitation, a liability which may exceed the Cap). In such an event, the Indemnifying Party will still have all of its obligations hereunder provided that the Indemnified Party will not settle the subject claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld.

          (f) Any final judgment entered or settlement agreed upon in the manner provided herein shall be binding upon the Indemnifying Party, and shall conclusively be deemed to be an obligation with respect to which the Indemnified Party is entitled to prompt indemnification hereunder.

          (g) A failure by an Indemnified Party to give timely, complete or accurate notice as provided in this Section 6.4 will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise directly and materially damaged as a result of such failure to give timely notice.

     6.5 Escrowed Amount; Right of Set-Off. In the event an indemnification obligation of the Company or the Shareholders arise under Section 6.2 above and such indemnification obligation is not paid, in full, on demand, Buyer or Parent, on a non-exclusive basis, shall be entitled to (i) first, remove such amounts owed from escrow, pursuant to the Escrow Agreement, and (ii) second, set-off, on a dollar for dollar basis, any amounts then owed by Buyer to the Company or the Shareholders pursuant to Section 1.7 hereof. In the event (A) the Buyer or Parent exercises the right of set off pursuant to (ii) above and
(B) a court of competent jurisdiction issues a final, non-appealable order that Buyer or Parent inappropriately exercised such right due to the failure of an indemnification obligation to exist in connection with the exercise of such set off right, Buyer and Parent agree to pay to the Company (x) the amount previously set off by Buyer or Parent pursuant to (ii) above and (y) interest on the amount set off, calculated at the Buyer's then existing annual borrowing rate, for the period beginning on the date of such set off through and including the date of such payment.

     6.6 Sole Remedy. The liability of each of the parties hereto with respect to any matter set forth in Sections 6.2 or 6.3, as the case may be, shall be limited by the terms and to the extent set forth in this Article VI, and no party will have any claim, right or remedy under this Agreement except for indemnification as provided in this Article VIII; provided, however this Section
6.6 shall in no event apply to any equitable remedies available to any party or liabilities related to any fraudulent claims.

     6.7 Treatment. Any indemnity payments by an Indemnifying Party to an Indemnified Party under this Article VI shall be treated by the parties as an adjustment to the Purchase Price.

     7.   DEFINITIONS.

     7.1 Definitions. For purposes of this Agreement, the following terms have the meanings specified:

     "Applicable Contract" -- any Contract (a) under which the Company has or may acquire any rights, (b) under which the Company has or may become subject to any obligation or liability, or (c) by which the Company or any of the assets owned or used by the Company is or may become bound.

     "Best Efforts" -- the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible.

     "Breach" -- a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

     "Closing Date" -- the date and time as of which the Closing actually takes place.

     "Code" -- the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

     "Consent" -- any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

     "Contemplated Transactions" -- all of the transactions contemplated by this Agreement, including:

                  (i)  the Closing hereunder;

                 (ii) the sale of the Purchased Assets by the Company to Buyer and the assumption, by Buyer, of the Assumed Liabilities;

                (iii) the execution, delivery, and performance of the Company's Closing Documents and Buyer's Closing Documents; and

                 (iv) the performance by Buyer and the Company of their respective covenants and obligations under this Agreement.

     "Contract" -- any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

     "Disclosure Letter" -- the disclosure letter delivered by the Company to Buyer concurrently with the execution and delivery of this Agreement.

     "Encumbrance" -- any claim, lien, pledge, charge, security interest, equitable interest, option, right of first refusal or preemptive right, condition, or other restriction of any kind, including any restriction on use, voting (in the case of any security), transfer, receipt of income, or exercise of any other attribute of ownership.

     "ERISA" -- the Employee Retirement Income Security Act of 1974, as amended, or any successor law.

     "Facilities" -- any real property, leaseholds, or other interests currently or formerly owned or operated by the Company (or any predecessor Person) and any buildings, plants, or structures currently or formerly owned, leased, or operated by the Company (or any predecessor Person).

     "GAAP" -- generally accepted United States accounting principles, consistently applied from year to year.

     "Governmental Authorization" -- any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

     "Governmental Body" -- any:

                  (i) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

                 (ii) federal, state, local, municipal, foreign, or other government;

                (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or other entity and any court or other tribunal);

                 (iv)  multi-national organization or body; or

                  (v) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

     "IRS" -- the United States Internal Revenue Service.

     "knowledge" -- where any representation and warranty contained in this Agreement is expressly qualified by reference to the best knowledge, information and belief of the Company and the Shareholders, such term shall be limited to the knowledge of the Shareholders, Greg Fomin, Frank Burke and Max Gan or such knowledge that would have been discovered by such individuals after reasonable due inquiry of Persons who may reasonably have knowledge of such matters.

     "Legal Requirement" -- any federal, state, local, municipal, foreign, or other constitution, ordinance, regulation, code, statute, treaty, or other law adopted, enacted, implemented, or promulgated by or under the authority of any Governmental Body or by the eligible voters of any jurisdiction, and any agreement, approval, consent, injunction, judgment, license, order, or permit by or with any Governmental Body or to which the Company is a party or by which the Company is bound.

     "Order" -- any award, injunction, judgment, order, ruling, subpoena, or verdict or other decision entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

     "Ordinary Course of Business" -- an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

                  (i) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

                 (ii) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and

                (iii) such action is similar in nature and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

     "Organizational Documents" -- (i) the articles or certificate of incorporation and the bylaws of a corporation; (ii) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (iii) any amendment to any of the foregoing.

     "Person" -- any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or other entity or Governmental Body.

     "Proceeding" -- any suit, litigation, arbitration, hearing, audit, investigation, or other action (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

     "Related Person" -- with respect to a particular individual:

                  (i)  each other member of such individual's Family; and

                 (ii) any Person that is directly or indirectly controlled by any one or more members of such individual's Family.

With respect to a specified Person other than an individual:

                  (i) any Person that, directly or indirectly, controls, is controlled by, or is under common control with such specified Person; and

                 (ii) each Person that serves as a director, executive officer, general partner, executor, or trustee of such specified Person (or in a similar capacity);

For purposes of this definition, the "Family" of an individual includes (i) such individual, (ii) the individual's spouse and former spouses, (iii) any lineal ancestor or lineal descendant of the individual, or (iv) a trust for the benefit of the foregoing. A Person will be deemed to control another Person, for purposes of this definition, if the first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management policies of the second Person, (x) through the ownership of voting securities,
(y) through common directors, trustees or officers, or (z) by contract or otherwise.

     "Representative" -- with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

     "Securities Act" -- the Securities Act of 1933, 15 U.S.C. (S) 77a et seq., as amended, or any successor law.

     "Threatened" -- a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exists, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

     8.   GENERAL PROVISIONS

     8.1 Expenses. The Shareholders (and not the Company), on the one hand, and Buyer and the Parent, on the other, will each bear their own expenses incurred in connection with the Contemplated Transactions, and the Shareholders shall pay any legal, accounting, broker or other expenses which may be incurred in connection with the Contemplated Transactions. All such expenses shall be Excluded Liabilities and no such expenses should be paid out of any assets of the Company. Notwithstanding the above, the parties agree that all fees and expenses of Fink, Ross & Rost incurred by the Company in connection with auditing the financial statements of the Company for the years ending December 31, 1994, 1995 and 1996 shall be paid by the Buyer.

     8.2 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given (a) when delivered by hand; (b) when sent by telecopier, provided that a copy is mailed by U.S. certified mail, return receipt requested; (c) three days after sent by Certified U.S. Mail, return receipt requested; or (d) one day after deposit with a nationally recognized overnight delivery service, in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

The Company or the Shareholders:               with a copy to:

Attn:  Y.A.R. Communications, Inc.             Davis and Gilbert
       220 Fifth Avenue                        1740 Broadway
       New York, New York 10001                New York, New York 10019
       Attention:  Anna Radzievsky             Attention:  Michael D. Ditzian, Esq.
                   Yuri Radzievsky             Telecopy No. (212) 468-4888
       Telecopy No. (212) 726-4020

Buyer:                                         with a copy to:

The Leap Group, Inc.                           Katten Muchin & Zavis
22 West Hubbard Street                         525 West Monroe Street
Chicago, Illinois 60610                        Suite 1600
Attention:  Chief Financial Officer            Chicago, Illinois 60661-3693
Telecopy No. (312) 494-0119                    Attention:  Matthew S. Brown, Esq.
                                                           Adam H. Schecter, Esq.
                                               Telecopy No. (312) 902-1061


     8.3 Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of the Contemplated Transactions.

     8.4 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.

     8.5 Entire Agreement and Modification. This Agreement supersedes all prior oral or written agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement or required to effect the Contemplated Transactions) as a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

     8.6 Assignments, Successors, and No Third-Party Rights. Neither party may assign any of its rights under this Agreement without the prior consent of the other parties except that Buyer may assign any of its rights under this Agreement to any direct or indirect wholly-owned subsidiary of Parent. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

     8.7 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

     8.8 Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Sections" refer to the corresponding Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms. In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

     8.9 Governing Law. This Agreement will be governed by and construed under the laws of the State of New York without regard to conflicts of laws principles.

     8.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

     8.11 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

     IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement as of the date first written above.

BUYER:                                THE COMPANY:

RAYCO GROUP, INC.                     Y.A.R. COMMUNICATIONS, INC.



By:  /s/ Peter Vezmar                 By:  /s/ Yuri Radzievsky
     ----------------                      -------------------

Its: Secretary                        Its:  President
     ---------                              ---------


PARENT:

LEAP GROUP, INC.                      THE SHAREHOLDERS:


By:  /s/ R. Steven Lutterbach         /s/ Anna Radzievsky
---  ------------------------         -------------------
                                      Anna Radzievsky, individually
Its: Chief Executive Officer
     -----------------------

                                      /s/ Yuri Radzievsky
                                      -------------------
                                      Yuri Radzievsky, individually